Exhibit 10.7

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

DATED AS OF OCTOBER 28, 2013

BY AND BETWEEN

BEIGENE, LTD.

AND

MERCK KGAA

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(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

(CONTINUED)

(CONTINUED)

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of October 28, 2013 (the “Effective Date”) by and between BeiGene, LTD, a corporation organized under the laws of the Cayman Islands having an address of c/o Mourant Ozannes Corporate Services, (Cayman) Limited 94 Solaris Avenue, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands GB (“Licensor”), and Merck KGaA, a corporation with general partners organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Company”). Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, Licensor has developed and controls certain technology and proprietary materials related to its proprietary poly (ADP-ribose) polymerase (“PARP”) inhibitor known as BGB-290 (“BGB-290”) and is engaged in the research, discovery, development, manufacture and commercialization of biopharmaceutical products;

WHEREAS, Company is engaged in the research, development, manufacturing and commercialization of pharmaceutical products and is interested in developing and manufacturing the Collaboration Compound and Product and commercializing Product;

WHEREAS, Licensor and Company desire to enter into a collaboration for the purpose of developing, manufacturing and commercializing Collaboration Compound and Product (“Collaboration”); and

WHEREAS, as part of the Collaboration, Company and Licensor desire to enter into this Agreement setting forth a licensing arrangement whereby Company will have exclusive rights to Develop and Commercialize Collaboration Compound and Product in the Field in the Company Territory, in exchange for upfront, milestone and royalty payments;

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1                               “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered Product.

1.2                               “Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3                               “API” means the active pharmaceutical ingredient known as BGB-290 and/or any other Collaboration Compound Developed and/or Commercialized under this Agreement.

1.4                               “Back-Up Compound” means any Collaboration Compound that is designated by the JAC for further Development as an alternative to or in addition to BGB-290 pursuant to Section 4.5.

1.5                               “BGB-290 PARP Program” means Licensor’s Development program relating to Collaboration Compounds and/or Product in the Reserved Territory.

1.6                               “BGB-290 Patent Application” means [...***...].

1.7                               “Business Day” means a day other than Saturday or Sunday on which banking institutions in Beijing, China; and Darmstadt, Germany are open for business.

1.8                               “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.9                               “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

1.10                        “Challenge” means any challenge to the validity or enforceability of any of the Licensor Patents, including without limitation by (a) filing a declaratory judgment action in which any of the Licensor Patents is alleged to be invalid or unenforceable; or (b) filing or commencing any re-examination, interference, derivation proceeding, post-issuance proceeding, opposition, cancellation, nullity or similar proceedings against any of the Licensor Patents in the courts or patent offices in any country.

1.11                        “Change of Control” means, with respect to Licensor or its parent entity (the “Target”): (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Target’s assets; or (b) a merger or consolidation in which, whether or not the Target is the surviving corporation, the shareholders of the Target immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the surviving entity’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for the Target’s stock or the issuance, sale or exchange of stock of the Target) if a single Person or group of Persons who are Affiliates (including, without limitation, Affiliates that are venture capital or investment divisions of such Person) and who are engaged in the research, development, manufacturing and commercialization of pharmaceutical products acquire the Target’s stock in such transaction or series of related transactions that possesses a majority of the voting power of all of the Target’s outstanding stock and other securities and the power to elect a majority of the members of the Target’s board of directors.

1.12                        “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and institutional review board or ethics committee, and is designed to measure the safety and/or efficacy of Product.  Clinical Trials shall include Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials and Phase IV Clinical Trials.

1.13                        “Collaboration Compound” means, collectively, (a) BGB-290, (b) any other compound which is within the claims of the BGB-290 Patent Application, (c) any prodrugs, salts or solvates of the compounds described in clauses (a) and (b), and (d) any dosage form or formulation of the compounds described in clauses (a), (b) and (c).

1.14                        “Combination Product” means a fixed dose oral (or other form of administration) product containing Product and another product (such other product, which, for the avoidance of doubt, is not itself a Product, an “Additional Product”) that has received Commercialization Regulatory Approval for treating an Indication for which the Product has received Commercialization Regulatory Approval.

1.15                        “Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of Product, and interacting with Regulatory Authorities regarding the foregoing.

1.16                        “Commercialization Regulatory Approval” means, with respect to any Product, the Regulatory Approval required by Laws to sell such Product for use for an Indication in the Field, as well as, to the extent required by Laws for the sale of the Product, Price Approvals and government reimbursement approvals.  For purposes of clarity, (a) “Commercialization Regulatory Approval” in the United States means final approval of an NDA or sNDA permitting marketing of the applicable Product in interstate commerce in the United States; (b) “Commercialization Regulatory Approval” in the European Union means marketing authorization for the applicable Product granted either by a Regulatory Authority in any European country or by the EMA, together, if required by Laws, with the first Price Approval for the applicable Product granted by a Regulatory Authority in the United Kingdom, France, Germany, Italy or Spain.

1.17                        “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as Product and having profit potential and strategic value comparable to that of Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of Product, and the strength of its proprietary position all based on conditions then prevailing.  For clarity, Commercially

Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable objective.

1.18                        “Company Competitor” means any company that (itself or through an Affiliate) is developing or commercializing a product, including any Competing Product, that is, or could reasonably be expected to be, in competition with any product that Company (itself or through an Affiliate) is developing or commercializes.

1.19                        “Company Know-How” means all Know-How that is Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that is necessary or useful in the research, Development, Manufacture, use, or Commercialization of the Collaboration Compound or Product.

1.20                        “Company Materials” means all chemical, biological or physical materials that are Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, Manufacture, use or Commercialization of the Collaboration Compound or Product.

1.21                        “Company Patents” means all Patent Rights that are Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that Cover the research, Development, Manufacture, use, or Commercialization of the Collaboration Compound or Product.

1.22                        “Company Technology” means the Company Patents, the Company Know-How, Company Materials, and Company’s rights in the Program IP.

1.23                        “Company Territory” means (a) the Ex-PRC Territory and (b) from and after the occurrence of a Territory Expansion Event, the PRC Territory.

1.24                        “Competing Product” means any pharmaceutical product in any dosage form, formulation, presentation or package configuration which contains a Collaboration Compound.

1.25                        “Confidential Information” of a Party means non-public information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.26                        “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or, in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.27                        “Cover”, Covering” or “Covered” means, with respect to Product, that the making, using, selling, or offering for sale of Product would, but for a license granted in this Agreement under the Licensor Patents, infringe a Valid Claim of the Licensor Patents in the country in which the activity occurs.

1.28                        “Development” or “Develop” means, with respect to a Collaboration Compound or Product, the performance of all pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development and/or statistical analysis), Clinical Trials and any other manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product.

1.29                        “Development Plan” means with respect to each Collaboration Compound and Product, the written plan for the Development activities to be conducted for such Collaboration Compound and Product, as such written plan may be prepared, amended, modified or updated in accordance with Section 4.4.

1.30                        “Development Program” means the Development activities to be conducted during the Term by each Party with respect to each Collaboration Compound and Product pursuant to the Development Plans.

1.31                        “DMF” means a Drug Master File submitted to an appropriate Regulatory Authority.

1.32                        “EMA” means the European Medicines Agency or a successor agency thereto.

1.33                        “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.34                        “European Union” or “EU” means the European Union, as it may be reconstituted from time to time.

1.35                        “Euros” or “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the relevant European Union treaties.

1.36                        “Executive Officers” means, together, a member of the senior management of the pharmaceutical division of Company and the Chief Executive Officer of Licensor.

1.37                        “Existing Third Party Agreement(s)” means a license agreement under which rights with respect to any Collaboration Compound or Product are granted to Licensor by a Third Party.

1.38                        “Ex-PRC Phase I Dose Escalation Clinical Trial” means the Clinical Trial described in Section A of Exhibit 1 attached hereto.

1.39                        “Ex-PRC Phase I Expansion Cohort Clinical Trial” means any Phase I Clinical Trial in patients with a specified cancer (i) described in Section B of Exhibit 1 attached hereto or (ii) subsequently agreed in writing by the Parties, such agreement not to be unreasonably withheld.

1.40                        “Ex-PRC Territory” means all the countries of the world, except the PRC Territory.

1.41                        “FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.42                        “Field” means the diagnosis, treatment, palliation or prevention of all diseases or conditions in humans or animals.

1.43                        “First Commercial Sale” means, on a country-by-country basis, the first transfer or disposition for value of Product in such country to a Third Party by Company or any of its Affiliates or Sublicensees, in each case, after Commercialization Regulatory Approval has been obtained in the applicable country in the Territory.

1.44                        “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.45                        “IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.46                        “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which MAA may be obtained. For purposes of clarity, each separate oncology indication will be defined by a combination of the tissue type in which the cancer has its primary origin and the gene or set of genes in which mutations are present.

1.47                        “Initial Phase I Clinical Trials” means the PRC Phase I Dose Escalation Clinical Trial, the Ex-PRC Phase I Dose Escalation Clinical Trial, the PRC Phase I Expansion Cohort Clinical Trial, and the Ex-PRC Phase I Expansion Cohort Clinical Trial.

1.48                        “IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

1.49                        “Know How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples, and proprietary equipment, procedures or methodologies relating to the manufacturing of Collaboration Compound or Product.  The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.  “Know-How” includes any rights including copyright, database or design rights protecting such Know-How.  “Know-How” excludes Patent Rights.

1.50                        “Knowledge” means, with respect to a matter that is the subject of a given warranty of Licensor, the actual knowledge, information or belief of any officer of Licensor after making reasonable inquiry into the relevant subject matter of senior employees of Licensor.  “Knowingly” means with Knowledge.

1.51                        “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.52                        “Licensor Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against Licensor are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for Licensor; (c) proceedings are instituted by or against Licensor for corporate reorganization, dissolution, liquidation or winding-up of Licensor, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of Licensor are seized or attached and not released within sixty (60) days thereafter.

1.53                        “Licensor Know How” means all Know-How that is Controlled by Licensor or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that is necessary or useful in the research, Development, Manufacture, use, or Commercialization of the Collaboration Compound or Product. The Licensor Know-How shall include all Know-How set forth on Schedule 1.53.

1.54                        “Licensor Materials” means all chemical, biological or physical materials other than Collaboration Compounds that are Controlled by Licensor or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, Manufacture, use or Commercialization of the Collaboration Compound

or Product.  The Licensor Materials set forth on Schedule 1.54 constitute all Licensor Materials as of the Effective Date.

1.55                        “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that Cover the research, Development, Manufacture, use, or Commercialization of the Collaboration Compounds or Products.  Listed on Schedule 1.55 are all Licensor Patents existing as of the Effective Date; provided, that Licensor shall update Schedule 1.55 from time-to-time to include any new Patent Rights that come to be Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Effective Date that Cover the research, Development, Manufacture, use, or Commercialization of the Collaboration Compounds or Products.

1.56                        “Licensor Technology” means the Licensor Patents, the Licensor Know-How, Licensor Materials, Product IP, and Licensor’s rights in the Program IP.

1.57                        “MAA” means an NDA and any equivalent application for marketing approval submitted in any country in the Territory, including a European Marketing Authorization Application, and including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.58                        “Manufacture” ” or “Manufacturing” or “Manufactured” means all operations involved in the manufacture, receipt, incoming inspection, storage and handling of raw materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Collaboration Compound and/or Product.

1.59                        “Manufacturing Costs” means with respect to any Collaboration Compound or Product Manufactured by or on behalf of a Party, such Party’s costs of Manufacturing such Collaboration Compound or Product, which shall be the sum of the following components: (a) direct costs, including manufacturing labor and materials directly used in Manufacturing such Collaboration Compound or Product by such Party or its Affiliates and allocated supervisory costs of the manufacturing department; (b) direct labor and allocated supervisory costs of non-manufacturing departments (such as quality and regulatory) attributable to such Collaboration Compound or Product; (c) an allocation of depreciation of facilities, machinery and equipment used in Manufacture of such Collaboration Compound or Product; (d) toll process and other charges incurred by such Party or its Affiliates for outsourcing the Manufacture of such Collaboration

Compound or Product and the cost of supervising and managing the Third Party manufacturers, and of receipt, incoming inspections, storage, packaging, handling quality control testing and release of the outsourced items, (e) allocated general and administrative costs, including, without limitation, purchasing, human resources, payroll, legal, maintenance, information system and accounting, attributable to such Collaboration Compound or Product, and (f) any other reasonable and customary Out-of-Pocket Expenses borne by such Party or its Affiliates for the testing, transport, customs clearance, duty, insurance and/or storage of such Collaboration Compound or Product.  For purposes of clarity, all allocations under this Section 1.59 shall be based on space occupied or head-count or other activity-based method.

1.60                        “Manufacturing Development” means, with respect to a Collaboration Compound and/or Product, all activities related to the optimization of a commercial-grade Manufacturing process for the Manufacture of such Collaboration Compound and/or Product including, without limitation, test method development and stability testing, formulation, validation, productivity, trouble shooting and next generation formulation, process development, Manufacturing scale-up, development-stage Manufacturing, and quality assurance/quality control development .

1.61                        “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, or a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601.

1.62                        “Net Sales” means [...***...].

1.63                        “Option Date” means (i) if Licensor does not conduct any Ex-PRC Phase I Expansion Cohort Clinical Trial, sixty (60) days after Licensor delivers to Company the last of the final reports of the results of (a) PRC Phase I Expansion Cohort Clinical Trial, (b) the PRC Phase I Dose Escalation Clinical Trial, and (c) the Ex-PRC Phase I Dose Escalation Clinical Trial, or (ii) if Licensor conducts any Ex-PRC Phase I Expansion Cohort Clinical Trial, sixty (60) days after Licensor delivers to Company the last of the final reports of the results of (a) any Ex-PRC Phase I Expansion Cohort Clinical Trial conducted by Licensor, (b) the PRC Phase I Expansion Cohort Clinical Trial, (c) the PRC Phase I Dose Escalation Clinical Trial, and (d) the Ex-PRC Phase I Dose Escalation Clinical Trial.

1.64                        “Other Agreement” means the agreement between the Parties of even date herewith with respect to Development and Commercialization of Collaboration Compounds and Products in the PRC Territory.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

1.65                        “Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party; provided, that “Out-of-Pocket Expenses” shall not include expenses paid to any consultants (or service providers of like kind), except for travel expenses associated with a consultant (or service provider of like kind).

1.66                        “PARP Inhibitor” means a Collaboration Compound whose primary activity is the inhibition of PARP1, PARP2 or PARP3 (collectively, the “PARP Family Enzymes”).

1.67                        “Patent Rights” means all rights in, to and under: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.68                        “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.69                        “Phase I Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR 312.21(a).  For the avoidance of doubt, Phase I Clinical Trials include the Initial Phase I Clinical Trials.

1.70                        “Phase II Clinical Trial” means, as to a particular Product for any Indication, a Clinical Trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.71                        “Phase III Clinical Trial” means, as to a particular Product for any Indication, a Clinical Trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.72                        “Phase IV Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and required as a condition to, or for the maintenance of, any Regulatory Approval for a Product in the Territory.

1.73                        “PRC Commercialization Option” has the meaning assigned to it in the Other Agreement.

1.74                        “PRC Phase I Dose Escalation Clinical Trial” means the Clinical Trial described in Section C of Exhibit 1 attached hereto.

1.75                        “PRC Phase I Expansion Cohort Clinical Trial” means any phase I Clinical Trial in patients with a specified cancer (i) described in Section D of Exhibit 1 attached hereto, or (ii) subsequently agreed by the Parties, such agreement not to be unreasonably withheld.

1.76                        “PRC ROFN” has the meaning assigned to it in the Other Agreement.

1.77                        “PRC Territory” means The People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.78                        “Price Approvals” means, in those countries where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

1.79                        “Product” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical Development that contains or comprises, in part or in whole, a Collaboration Compound.  For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

1.80                        “Product IP” means any Patent Rights that Cover, or Know-How that is reasonably useful in connection with, the composition of matter and/or use of a Collaboration Compound and/or Product.

1.81                        “Program IP” means Joint Patents and Joint Know-How, collectively.

1.82                        “Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.83                        “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, Manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction.

1.84                        “Regulatory Filings” means, collectively: (a) all INDs, NDAs, establishment license applications, DMFs, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a

Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.85                        “Representatives” means employees, consultants, contractors, advisors and agents of a Party or its Affiliates.

1.86                        “Reserved Territory” means, prior to the occurrence of a Territory Expansion Event or execution by the Parties of an agreement pursuant to the PRC ROFN, the PRC Territory.  For clarity, the Reserved Territory will cease to exist after the occurrence of a Territory Expansion Event or execution by the Parties of an agreement pursuant to the PRC ROFN.

1.87                        “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period beginning on the date of the First Commercial Sale of a Product in a country and ending on the latest to occur of (a) the last date on which the Manufacture, use, import, offer for sale or sale of such Product is Covered by a Valid Claim within the Licensor Patents (other than a Valid Claim of Licensor Patents that are Product IP that was invented solely by Company)  in such country or the country in which the Product was Manufactured, which, but for the license granted by Licensor, would be infringed or (b) [...***...] from the date of First Commercial Sale of such Product in such country.

1.88                        “Senior Executive” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.89                        “sNDA” means a supplemental New Drug Application submitted pursuant to the requirements of the FDA in the United States or requirements of the equivalent Regulatory Authority in another jurisdiction.

1.90                        “Sublicensee” means a Person other than an Affiliate of a Party to which either Party (or its Affiliate) has, pursuant to Section 2.3, granted sublicense rights under any of the license rights granted under Section 2.1 and Section 2.2; provided, that “Sublicensee” shall exclude distributors.

1.91                        “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security,

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.92                        “Territory” means, as the context requires, the Company Territory and/or Reserved Territory.

1.93                        “Territory Expansion Event” means (a) Company’s exercise of the PRC Commercialization Option or (b) if elected by the Parties under an agreement pursuant to the PRC ROFN, the execution of such agreement.

1.94                        “Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.

1.95                        “Third Party Action” means any claim, suit, action or proceeding made by a Third Party against either Party that claims that the Collaboration Compound or Product, or its use or Development, Manufacture or sale, infringes or misappropriates such Third Party’s intellectual property rights.

1.96                        “Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful for the Development, Manufacture, use or Commercialization of the Collaboration Compound or Product.

1.97                        “United States” or “US” means the United States of America, its territories and possessions.

1.98                        “USD” or “$” means the lawful currency of the United States.

1.99                        “Valid Claim” means a claim of (a) any issued and unexpired patent which claim has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise or (b) any patent application which claim was filed in good faith and which has not been cancelled, withdrawn, abandoned, or disallowed without the possibility of appeal or re-filing of the application and that has not been pending for more than [...***...] from the first substantive office action on such patent application.  If the patent application has been re-filed or is a

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

divisional application, the [...***...] period mentioned above shall be calculated from the first application filed in the series of applications.

1.100                 Other Terms.  The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
“Action”	7.5(b)
“Additional Product”	1.14
“Agreement”	Preamble
“Alliance Manager”	3.7(a)
“BGB-290”	Recitals
“Chairperson”	3.1
“Co-Chairperson”	3.1
“CM&C Know-How”	2.6
“Collaboration”	Recitals
“Company”	Preamble
“Company Indemnitees”	10.2
“Company Manufacturing Know-How”	11.5(b)(ii)(7)(xii)
“Continuation Date”	4.1(b)
“Controlling Party”	7.6(c)
“Development Support”	4.3(a)
“Distributor”	4.6(c)
“Effective Date”	Preamble
“Filing Party”	7.4(f)
“ICC Rules”	12.3
“Knowingly”	1.50
“JAC”	3.1
“Joint Know-How”	7.4(a)
“Joint Patents”	7.4(a)
“Licensor”	Preamble
“Licensor Indemnitees”	10.1
“Manufacturing Technology Transfer”	2.6

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Defined Term	Section
“Non-Escalable Dispute”	12.1
“Non-Filing Party”	7.4(f)
“PARP”	Recitals
“PARP Family Enzymes”	1.66
“Party” and “Parties”	Preamble
“Patent Coordinator”	7.4(b)
“Phase II Clinical Trial Manufacturing”	4.7(b)
“Product Commercialization Plan”	4.6(a)
“Regulatory Support”	5.3
“Right of First Refusal”	11.6(b)
“Right of First Refusal Notice Period”	11.6(b)(ii)
“Target”	1.11
“Term”	11.1
“Transition Request Period”	11.5(b)(ii)(7)
“Value Added Tax”	6.12(b)

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1                               Grant of License to Company.

(a)                                 Development License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company an exclusive (even as to Licensor, except as set forth in Section 2.9), right and license during the Term (with the right to sublicense solely as provided in Section 2.3) under the Licensor Technology for the sole purpose of Development of Collaboration Compounds and Products that are PARP Inhibitors in the Field in the Company Territory, including without limitation, the Manufacture of Collaboration Compounds and Product that are PARP Inhibitors for use in Development in the Field in the Company Territory. For clarity, no license is granted under Licensor Technology to Develop any Additional Product component of any Combination Product.

(b)                                 Commercialization License. Effective as of the Continuation Date and subject to the terms of this Agreement, Licensor hereby grants to Company an exclusive (even as to Licensor), royalty-bearing right and license during the Term (with the right to sublicense solely as provided in Section 2.3) under the Licensor Technology for the sole purpose of (i) Commercializing Products that are PARP Inhibitors in the Field in the Company Territory and (ii) Manufacture of Collaboration Compounds and Products that are PARP Inhibitors for use in Commercialization in the Field in the Company Territory.  For clarity, no license is granted under Licensor Technology to Commercialize or Manufacture any Additional Product component of any Combination Product.

2.2                               Grant of License to Licensor.

(a)                                 Development License. Subject to the terms and conditions of this Agreement and the Other Agreement, Company hereby grants to Licensor an exclusive (even as to Company), right and license during the Term (with the right to sublicense solely as provided in Section 2.3) under the Company Technology for the sole purpose of Development of Collaboration Compounds and Products that are PARP Inhibitors in the Field in the Reserved Territory and the conduct of the Ex-PRC Phase I Dose Escalation Clinical Trial and any Ex-PRC Phase I Expansion Cohort Clinical Trial, including without limitation, the Manufacture of Collaboration Compounds and Product that are PARP Inhibitors for use in Development in the Reserved Territory and the conduct of the Ex-PRC Phase I Dose Escalation Clinical Trial and any Ex-PRC Phase I Expansion Cohort Clinical Trial; provided, however, such license shall immediately terminate upon the occurrence of a Territory Expansion Event. For clarity, no license is granted under Company Technology to Develop any Additional Product component of any Combination Product.

(b)                                 Commercialization License. Subject to the other terms of this Agreement and the Other Agreement, Company hereby grants to Licensor an exclusive (even as to Company), royalty-bearing right and license during the Term (with the right to sublicense solely as provided in Section 2.3) under the Company Technology for the sole purposes of (i) Commercializing Products that are PARP Inhibitors in the Field in the Reserved Territory and (ii) Manufacture of Collaboration Compounds and Product that are PARP Inhibitors for use in Commercialization in the Field in the Reserved Territory; provided, however, such license shall immediately terminate upon the occurrence of a Territory Expansion Event. For clarity, no license is granted under

Company Technology to Commercialize or Manufacture any Additional Product component of any Combination Product.

2.3                               Right to Sublicense.

(a)                                 Sublicenses. Either Party shall have the right to grant sublicenses to Sublicensees under the Development and Commercialization licenses granted to it under Section 2.1 and 2.2 respectively, with respect to Products for sale in the Field in the Company Territory for Company, and, subject to the terms of the Other Agreement, in the Field in the Reserved Territory for Licensor, provided that (i) it shall be a condition of any such sublicense that each Sublicensee agrees to be bound by the terms of this Agreement applicable to the Commercialization of Products in the Field in the applicable country or countries within the Territory (including, without limitation, ARTICLE 8); (ii) the Party that is the sublicensor shall provide written notice to the other Party of any such proposed sublicense at least [...***...] prior to such extension and provide copies to such Party of each such sublicense within [...***...] of its execution (provided that such copies may be appropriately redacted to protect confidential information of the Sublicensee); (iii) if a Party grants a sublicense to a Sublicensee, the Party that is the sublicensor shall be deemed to have guaranteed that such Sublicensee will fulfill all of such Party’s obligations under this Agreement applicable to the subject matter of such sublicense; (iv) the Party that is the sublicensor shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense.

(b)                                 No Other Rights. Company shall have no rights to use or otherwise exploit Licensor Technology, and Licensor shall have no rights to use or otherwise exploit Company Technology, except, in each case, as expressly set forth herein or with respect to Licensor in the Other Agreement.

2.4                               Regulatory Technology Transfer.  Effective after the Continuation Date, upon Company’s written request, Licensor shall (to the extent permitted by Law or otherwise), at Licensor’s cost and expense, assign to Company all applications and filings made by or on behalf of Licensor with any Regulatory Authority in the Company Territory with respect to the Collaboration Compound or Product, including any IND, MAA or orphan drug designations or any other application for regulatory consultations or consideration, including sponsorship thereof in the Company Territory.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

2.5                               Procedures for Regulatory Technology Transfer.  The transfer of regulatory documentation set forth in Section 2.4 shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensor regulatory documentation are preserved in all material respects.  During the Term, Licensor shall provide to Company full and prompt disclosure, but in no event less frequently than [...***...], of any additional regulatory documentation filed by Licensor or any of its Affiliates after the Effective Date and that is necessary or useful to Company to conduct its activities or exercise its rights as contemplated hereunder.

2.6                               Manufacturing Technology Transfer.  Within [...***...] following Company’s written request, Licensor will transfer (“Manufacturing Technology Transfer”) to Company, at Licensor’s cost and expense, written or electronic copies of all Licensor Know-How and reasonable quantities of Licensor Materials, including such Know-How that relates to the Development and Manufacture of the Collaboration Compound and Product, including related documentation and all such information as is reasonably anticipated to become a part of the Chemistry, Manufacturing and Controls section of a regulatory submission document included in an MAA (collectively, “CM&C Know-How”) or otherwise related to the formulation of the Collaboration Compound and Product (including all information necessary or useful for operation of the transferred process and all biochemical and biophysical analytical assays, in vitro assays and in vivo assays (including all proprietary materials necessary or useful for performing such assays), pharmacokinetic analytics, pharmacodynamics markers, bioanalytical methods for anti-drug antibodies (neutralizing antibodies and binding antibodies), including standard operating procedures, and data received thereon).

2.7                               Procedures for Manufacturing Technology Transfer.  The technology transfer set forth in Section 2.6 shall occur in an orderly fashion and in a manner such that the usefulness and confidentiality of the transferred Licensor Know-How, Licensor Materials and regulatory documentation are preserved in all material respects. During the Term, Licensor shall provide to Company full and prompt disclosure, but in no event less frequently than [...***...], of any Licensor Technology (including CM&C Know-How) that becomes Controlled by Licensor or any of its Affiliates after the Effective Date and that is necessary or useful to Company to conduct its activities or exercise its rights as contemplated hereunder and shall, in the case of Licensor Know-How (including CM&C Know-How) or Licensor Materials, promptly following such disclosure, transfer to Company written or electronic copies of such Licensor Know-How (including CM&C Know-How) and reasonable quantities of such Licensor Materials.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

2.8                               Exclusivity.  Licensor and its Affiliates shall not, during the Term, develop, manufacture, have manufactured, use, sell, offer for sale, promote, import, export or distribute a Competing Product nor enter into any relationship with any Third Party with respect thereto.  The aforementioned restriction shall remain in effect in the event of Change of Control of Licensor and shall apply to the successor or assignee of Licensor.

2.9                               Phase I Clinical Trials in Ex-PRC Territory.  Notwithstanding Section 2.1, but subject to Section 4.1, Company hereby authorizes Licensor to conduct (i) at Licensor’s cost, the Ex-PRC Phase I Dose Escalation Clinical Trial which Phase I Clinical Trial shall be performed by Licensor under Licensor’s full responsibility, and (ii) at Licensor’s cost, the Ex-PRC Phase I Expansion Cohort Clinical Trial. Any Licensor Technology created in such Phase I Clinical Trials conducted in the Ex-PRC Territory shall be included in the license grant set forth in Section 2.1.

ARTICLE 3

GOVERNANCE

3.1                               Formation and Composition of Joint Advisory Committee.  As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, a joint advisory committee (“JAC”) shall be established, composed of three (3) representatives from each Party who shall be shall be senior level personnel who will have the appropriate technical credentials, experience and knowledge in business, pharmaceutical drug discovery, development and/or commercialization, and will have ongoing familiarity with the Development Program, with such representatives for Licensor being, as of the Effective Date, [...***...], and such representatives for Company, being, as of the Effective Date, [...***...].  The Parties shall notify one another in writing of any change in their respective members of the JAC. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JAC for such Party.  Company will designate one member of the JAC as the “Chairperson” and Licensor will designate one member of the JAC as the “Co-Chairperson”.  The Chairperson shall be responsible for (a) calling meetings, (b) preparing and issuing minutes of each such meeting within a reasonable time thereafter (but in any event not to exceed thirty (30) days following such meeting), and (c) preparing and circulating an agenda for any upcoming meeting. Each member of the JAC, and each substitute, shall be subject to the confidentiality obligations contained in ARTICLE 8.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

3.2                               Function.  The JAC shall be responsible for advising on a research and Development strategy and Manufacturing for Product with respect to the Company in the Company Territory and Licensor in the Reserved Territory. The Parties shall act reasonably and in good faith with respect of the timing of such Development to avoid adverse impact on Development, Manufacture and Commercialization of Product by Company in the Company Territory and Licensor in the Reserved Territory. The JAC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.

3.3                               Meetings.  Subject to the provisions of the next sentence and Section 3.6, the JAC shall hold meetings at least once each Calendar Quarter (unless otherwise unanimously agreed by the JAC) at such times and places as shall be determined by the JAC (including by videoconference, telephone, or web conference) to the extent necessary to fulfill the functions described in Section 3.2 and below; provided that in no event shall such meetings be held in person less frequently than once every six (6) months (unless otherwise unanimously agreed by the JAC). At least two (2) members of the JAC from each Party will constitute a quorum for any meeting. The Chairperson will be responsible for organizing the meetings of the JAC, but will have no additional powers or rights beyond those held by the other representatives to the JAC. The Chairperson will include on the agenda any item within the scope of the responsibility of the JAC that is requested to be included by a Party, and will distribute the agenda to the Parties no less than five (5) days before any meeting of the JAC. A Party may invite other senior personnel of their organization to attend meetings of the JAC, as appropriate; provided, however, that such other senior personnel shall not have any duties of a JAC member or be taken into account for purposes of achieving a quorum. The JAC may act without a meeting if, prior to such action, a written consent thereto is given by both the Chairperson and the Co-Chairperson.  Each Party shall be responsible for its travel costs incurred for attending JAC meetings.

3.4                               JAC Responsibilities.  Company shall have the ultimate right to determine the strategy with respect to Development of Collaboration Compound and Product and Commercialization of Product in the Company Territory (including Manufacturing for the foregoing purposes) and Licensor shall have the ultimate right to determine the strategy with respect to the Development and Commercialization of Collaboration Compound and Product in the Reserved Territory and in and the conduct of the Ex-PRC Phase I Dose Escalation Clinical Trial and Ex-PRC Phase I Expansion Cohort Clinical Trials as set forth in Section 4.1(a)  (including Manufacturing for the foregoing purposes). The JAC shall be responsible for general oversight of the conduct and progress of the Collaboration. Without limiting the generality of the foregoing, the JAC shall have the following responsibilities:

3.4.1                     reviewing Development Plans and Product Commercialization Plans;

3.4.2                     reviewing data, reports or other information submitted to it by the Parties from time to time; and

3.4.3                     appointing committees with specific responsibilities in connection with the foregoing activities;

provided, however, that in no event shall the JAC have any authority to (x) resolve any disputes involving the breach or alleged breach of this Agreement, or (y)  otherwise amend or modify this Agreement, or the Parties’ respective rights and obligations hereunder.

3.5                               Minutes of Committee Meetings.  Minutes will be kept of all JAC meetings by the Chairperson and sent to all members of the JAC for review and approval within fourteen (14) days after each meeting. Minutes will be deemed approved unless any member of the JAC objects to the accuracy of such minutes by providing written notice to the other members of the JAC within seven (7) days after receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.6                               Urgent Matters.  Notwithstanding anything in Section 3.3 expressed or implied to the contrary, in the event that an urgent issue or matter arises that requires prompt action by the JAC, the JAC shall arrange for a teleconference (or otherwise meet) for the purpose of resolving such issue or matter. Such JAC teleconference or meeting shall take place as promptly as possible, with the immediacy of such issue or matter requiring JAC action determining the time, place and manner of such teleconference or meeting.

3.7                               Alliance Managers.

(a)           Appointment. Each Party shall have the right to appoint a person who shall oversee interactions between the Parties for all matters related to the Development and Commercialization of Products between JAC meetings (each, an “Alliance Manager”).  The Alliance Managers shall have the right to attend all JAC meetings as non-voting participants and may bring to the attention of the JAC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing.  Each

Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization, respectively, by notice in writing to the other Party.

(b)           Responsibilities. The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment within the JAC and JAC-appointed committees and between the Parties for all matters related to Development and Commercialization.  Without limiting the generality of the foregoing, each Alliance Manager shall:

i.                  identify and bring to the attention of the JAC, as applicable, any disputes arising between the Parties related to Development and Commercialization in a timely manner, including, without limitation, any asserted occurrence of a material breach by a Party, and function as the point of first referral in the resolution of each dispute;

ii.               provide a single point of communication for seeking consensus within the Parties’ respective organizations and between the Parties with respect to Development and Commercialization;

iii.            plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to Development and Commercialization;

iv.           take such steps as may be required to ensure that JAC meetings occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including, without limitation, the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 4

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

4.1                               Phase I Development by Licensor.

(a)           Phase I Clinical Trials. Licensor shall have the exclusive right, and sole responsibility and decision-making authority, to Develop the Collaboration Compound and Product in the Reserved Territory and in the Company Territory by conducting (either itself or through its

Affiliates, agents, subcontractors and/or Sublicensees) the PRC Phase I Dose Escalation Clinical Trial, the PRC Phase I Expansion Cohort Clinical Trial, and the Ex-PRC Phase I Dose Escalation Clinical Trial, at its own cost and expense. With regard to the Ex-PRC Phase I Expansion Cohort Clinical Trial, the Parties shall, through the JAC, use good faith efforts to agree its final study design. Whether or not such agreement has been reached, Company, within [...***...] after consideration in the JAC of the final study design of the Ex-PRC Phase I Expansion Cohort Clinical Trial, shall notify Licensor in writing if it will conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) one or more Ex-PRC Phase I Expansion Cohort Clinical Trials at its own cost and expense. Unless Company gives such written notice (or if Company gives such written notice but the notice indicates that Company will not conduct all of the Ex-PRC Phase I Expansion Cohort Clinical Trials ), Licensor shall have the right to determine, in its sole discretion, to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) one or more Ex-PRC Phase I Expansion Cohort Clinical Trials at its own cost and expense; and, if Licensor makes such determination, Licensor shall have the exclusive right and sole responsibility and decision-making authority with respect to such the Ex-PRC Phase I Expansion Cohort Clinical Trial(s). Notwithstanding Licensor’s responsibilities and decision-making rights set forth with regard to the PRC Phase I Dose Escalation Clinical Trial, the PRC Phase I Expansion Cohort Clinical Trial, and the Ex-PRC Phase I Dose Escalation Clinical Trial, Licensor agrees to consult and review with Company, through the JAC, the design of such planned Phase I Clinical Trials, and allow Company to review and comment on the respective draft protocols.

(b)           Company Option to Continue or Terminate the Agreement. On or before the Option Date, Company shall notify Licensor in writing of the Company’s intent to either continue or terminate the Agreement. If the Option Date is as defined under subsection (i) of Section 1.63 and Company notifies Licensor in writing of its intent to continue the Agreement, the Agreement shall continue on the terms and conditions set forth herein. If the Option Date is as defined under subsection (ii) of Section 1.63 and Company notifies Licensor in writing of its intent to continue the Agreement, Company shall pay Licensor [...***...] ([...***...]) of Licensor’s fully burdened costs of conducting any Ex-PRC Phase I Expansion Cohort Clinical Trial and the Agreement shall continue on the terms and conditions set forth herein. The date of Licensor’s receipt of written notice from Company of its intent to continue the Agreement shall be referred to as the “Continuation Date.” In the event that Company does not notify Licensor in writing on or before

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

the Option Date of its intent to continue the Agreement, the Agreement shall terminate and Section 11.5(b) shall apply.

4.2                               Development of Product by Company.  Starting on the Continuation Date, except as set forth in Section 2.9 and Section 4.1 above, Company shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop the Collaboration Compound and Product in the Company Territory and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies necessary to obtain Regulatory Approval for Product in the Field in the Company Territory in accordance with the Development Plan, and to Manufacture Collaboration Compound and Product for Development and Commercialization in the Company Territory. Licensor shall retain all other rights not described in Section 4.1 above to research, Develop and Commercialize Product in the Reserved Territory, at its own cost and expense, and to Manufacture Collaboration Compound and Product for Development and Commercialization in the Territory.  Notwithstanding the foregoing, each Party shall disclose to the other Party all non-clinical and clinical data relating to Collaboration Compound and Product generated by either Party in the Company Territory and Licensor in the Reserved Territory.  Each Party hereby grants the other Party the right to use such data for Development and Commercialization of the Collaboration Compound and Product and to obtain Regulatory Approval by Company in the Company Territory and Licensor in the Reserved Territory, and to Manufacture Collaboration Compound and Product for Development and Commercialization by Company in the Company Territory and by Licensor in the Reserved Territory.

4.3                               Development Support.

(a)           Each Party shall make its Representatives that are knowledgeable regarding the Licensor Technology, the Company Technology, the Collaboration Compound or Product (including the properties and functions thereof), available to the other Party for scientific and technical explanations, advice and on-site support that may reasonably be required by the other Party relating to the Development of the Collaboration Compound and Product (the “Development Support”).  The Development Support shall be provided by each Party to the other Party free-of-charge during the Term, but the Party receiving Development Support shall reimburse the Party providing Development Support for all Out-of-Pocket Expenses incurred by such Party in providing the Development Support.

(b)           In the event Company wishes Licensor to recruit patients and participate in a Clinical Trial in the Reserved Territory as part of a Company sponsored Clinical Trial, Company may so notify Licensor in writing and the Parties will negotiate in good faith with respect to Licensor’s recruitment of patients and participation in such Clinical Trial and the compensation to Licensor for such activities.

4.4                               Preparation of Development Plans.  During the Term, each Party will prepare an initial Development Plan, and subsequent revisions to it, each of which shall be prepared by Company for the Company Territory and Licensor for the Reserved Territory and submitted to the JAC for review at least twenty (20) days before the meeting of the JAC at which it will be considered.  Each Development Plan shall: (a) set forth the Development objectives, including Clinical Trials to be conducted and the other Development activities to be conducted, and the timelines applicable to such activities for the period covered by such Development Plan, and (b) be consistent with the other terms of this Agreement.  Each amendment, modification and/or update to a Party’s Development Plan shall be set forth in a written document prepared by such Party, and submitted for review to the JAC.

4.5                               Identification of Back-Up Compounds.  If the Parties determine to seek to identify a Back-up Compound for Development under this Agreement, then upon agreement by the Parties on a research plan, including the allocation of research responsibilities, a budget, and responsibility for all costs of performing such research plan, one or both Parties will use Commercially Reasonable Efforts to identify one (1) or more Collaboration Compounds as potential Back-Up Compound(s).  The rights and obligations of the Parties relating to each Back-Up Compound shall be identical to those applicable to BGB-290, except as otherwise expressly provided herein.  Either Party shall notify the other Party in writing in the event it wishes to replace BGB-290 with a specified Collaboration Compound identified hereunder as a Back-Up Compound or to Develop such Collaboration Compound as a Back-Up Compound in addition to BGB-290.  The Parties shall promptly review the available data and other information and determine whether to so designate the proposed Collaboration Compound as a Back-Up Compound.  Subsequent to such designation, as applicable, any reference to the Product shall be deemed to include or to be made to a Product that contains, incorporates, comprises or is derived from a Back-Up Compound.

4.6                               Commercialization.

(a)           Company Product Commercialization Plans.  If Company has exercised the option to continue the Agreement under Section 4.1(b) above, then Company will make a reasonable effort to prepare and provide to the JAC for its review a Product Commercialization Plan for each Product [...***...] prior to the date Company anticipates filing a MAA in the Company Territory.  Failure to provide such Product Commercialization Plan prior to filing a MAA shall not be a breach of this Agreement, but in any event within [...***...] after filing a MAA in any country or region in the Company Territory with respect to each Product, Company shall provide such a Commercialization Plan for such country or region (each a “Product Commercialization Plan”) to the JAC.  The Product Commercialization Plan(s) shall be updated and reviewed at least annually.

(b)           Licensor Product Commercialization Plans.  If Company has exercised the option to continue the Agreement under Section 4.1(b) above, within [...***...] of filing a MAA in the Reserved Territory with respect to each Product, Licensor shall prepare and provide to the JAC for its review a Product Commercialization Plan for each such Product.  The Licensor Product Commercialization Plan shall be updated and reviewed at least annually.

(c)           Company Responsibility for Commercialization of Products. If Company has exercised the option to continue the Agreement under Section 4.1(b) above, (i) Company shall have the sole right and responsibility, at its sole expense, for all aspects of the Commercialization of Products in accordance with the applicable Product Commercialization Plan, in the Field and in the Company Territory and (ii) shall have the sole right and responsibility, at its sole expense, for order fulfillment and distribution of Product and for booking all sales of Product in the Company Territory, including, without limitation, the conduct of: (A) all activities relating to the Manufacture and supply of Products for Commercialization in the Company Territory; and (B) all marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, conducting sales and marketing activities and any post-marketing trials or post-marketing safety surveillance and maintaining databases).  Company and its Affiliates shall have the right, in their sole discretion, to appoint Distributors to distribute Products in the Company Territory. For purposes of this Section 4.6(c), the term “Distributor” shall mean a Third Party which warehouses and distributes a Product for which Company or an Affiliate or Sublicensee (x) holds the Commercialization Regulatory Approval and (y) is responsible for marketing the Product, and shall not include any entity which holds Commercialization Regulatory Approval

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

for the Product or is responsible for marketing the Product, unless such entity was granted a sublicense pursuant to Section 2.3 above.  The fact that an entity is the party that actually sells the Product is not determinative of whether such party is a Distributor.

(d)           Licensor Responsibility for Commercialization of Products.  Prior to the occurrence of a Territory Expansion Event, Licensor shall have the sole right and responsibility, at its sole expense, for all aspects of the Commercialization of Products in accordance with the applicable Product Commercialization Plan, in the Field and in the Reserved Territory and shall have the sole right and responsibility, at its sole expense, for order fulfillment and distribution of Product and for booking all sales of Product in the Reserved Territory, including, without limitation, the conduct of: (i) all activities relating to the Manufacture and supply of Products for Commercialization in the Reserved Territory; and (ii) all marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, conducting sales and marketing activities and any post-marketing trials or post-marketing safety surveillance and maintaining databases).

4.7                               Clinical and Commercial Manufacturing.

(a)           Development Supply for Phase I Clinical Trials. Licensor will be solely responsible for supplying Collaboration Compounds and/or finished Products necessary for the conduct of the Initial Phase I Clinical Trials conducted by Licensor.

(b)           Development Supply for the Development Program. Company shall have the right to Manufacture Collaboration Compounds and/or finished Products in the Company Territory or the Reserved Territory as necessary for the conduct of the Development Program in the Company Territory other than Initial Phase I Clinical Trials.  In an effort to establish efficient Manufacturing for Collaboration Compounds and/or finished Products, the Parties agree to use Commercially Reasonable Efforts to coordinate the Manufacturing activities in their respective territories, provided that each Party shall retain the right to Manufacture Collaboration Compounds and/or finished Products in quantities necessary for the Development Program in their respective territories. In the event that one Party agrees to supply the other Party with its requirements of Collaboration Compounds and/or finished Products in quantities necessary for the Development Program in their respective territories, then the transfer price for such Collaboration Compounds and/or Products for the conduct of the Development Program will be (i) [...***...] if the Collaboration Compounds and/or Products are Manufactured by a Party or its

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Affiliates in its or their own facility, or (ii) [...***...] if the Collaboration Compounds and/or Products are Manufactured by a contract manufacturer. Notwithstanding the foregoing, Licensor has the right to Manufacture Collaboration Compounds and/or finished Products as necessary for the Development Program or for the Commercialization of Products in the Reserved Territory and for the Initial Phase I Clinical Trials. In the event that, before expiry of the Option Date, Company has not exercised the option to continue the Agreement under Section 4.1(b) above, and Licensor in good faith concludes that Phase II Clinical Trial supplies of Collaboration Compound and/or finished Product and/or supplies of Collaboration Compound and/or finished Product for use in a 3-month tox study to enable a Phase III Clinical Trial need to be Manufactured to be able to meet the timelines set forth in the Development Plan, then Licensor shall notify Company and bring such need to Manufacture to the JAC for discussion and review, and the Parties shall negotiate in good faith whether or not, within which timeframe and under which terms and conditions such Manufacture is required to be assured (the “Phase II Clinical Trial Manufacturing”). Should the Parties be unable, after due consideration by the JAC, to reach agreement on the Phase II Clinical Trial Manufacturing, then Licensor shall have the right to procure Phase II Clinical Trial Manufacturing in the Reserved Territory at Licensor’s sole expense, as Licensor considers necessary. In the event that Licensor has so decided to procure Phase II Clinical Trial Manufacturing in the Reserved Territory at Licensor’s sole expense, and should thereafter, following exercise by Company of the option to continue the Agreement under section 4.1(b) above, process changes implemented by Company in the Manufacture of Collaboration Compound and/or Product require Licensor to implement any such Manufacturing process changes into the Manufacturing processes established by Licensor in the Reserved Territory to conform the Collaboration Compound and/or Product to be used in Phase II Clinical Trials in the Reserved Territory with the Collaboration Compound and/or Product to be used in Phase II Clinical Trials in the Company Territory, such that portions of the Collaboration Compound and/or finished Product produced by Licensor at Licensor’s expense in the Phase II Clinical Trial Manufacturing can no longer be utilized for Phase II Clinical Trials, then Company agrees to reimbursed Licensor for the Out of Pocket Expenses incurred by Licensor in the Manufacture of such portion(s) of the Phase II Clinical Trial Manufacturing against appropriate documentation provided by Licensor.

(c)                                  Commercial Supply for Commercialization Plans. The same coordination efforts referred to in the second sentence of paragraph (b) above shall be undertaken by the Parties with respect to Manufacture of Collaboration Compounds and/or Products for Commercialization of Product in

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

the Company Territory and in the Reserved Territory, and the Parties shall discuss in good faith through the JAC the location of such Manufacture. In the event that one Party agrees to supply the other Party with its requirements of Collaboration Compounds and/or finished Products in quantities necessary to Commercialize the Product according to the Commercialization Plan applicable in their respective territories, then the transfer price shall be determined in the manner set forth in paragraph (b) above.

(d)                                 Notwithstanding the foregoing, each Party shall have the sole right and decision making authority with respect to the Manufacture of Collaboration Compound and Product in the Company Territory by Company and in the Reserved Territory by Licensor.

4.8                               Diligence by Company.  If Company has exercised the option to continue the Agreement under Section 4.1(b) above, subject to Licensor’s fulfillment of its obligations under this Agreement, Company shall use Commercially Reasonable Efforts to (a) Develop at least one Product and (b) Commercialize at least one Product throughout the Company Territory after receiving Commercialization Regulatory Approval, subject always to the next to last sentence of this Section 4.8; provided, that such Development and Commercialization obligations shall be expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Collaboration Compound or Product,  and Company’s obligation to Develop and Commercialize Product in the Field in the Company Territory shall be delayed or suspended so long as, in Company’s opinion, any such condition or event exists.  Company shall have the exclusive right to determine, in its sole discretion, the launch strategy for Product in the Field in each country in the Company Territory, subject to its exercise of Commercially Reasonable Efforts and the availability of any necessary Third Party licenses or other rights.  Activities by Company’s Affiliates and Sublicensees will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligation to use Commercially Reasonably Efforts.  For clarity, Company shall have no obligation to Develop or Commercialize Product in any particular country or countries, provided that Company shall use Commercially Reasonable Efforts to Develop and Commercialize Product in the United States and the European Union, subject to receipt of Commercialization Regulatory Approval therein.  Company shall be relieved of its diligence obligations under this Section 4.8 starting from the date Company provides Licensor with a termination notice.

4.9                               Compliance.  Each Party shall perform its obligations under each Development Plan and Product Commercialization Plan in good scientific manner and in compliance in all material respects with all Laws.  For purposes of clarity, with respect to each activity performed under a Development Plan and/or Product Commercialization Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or MAA, the Party performing such activity shall comply in all material respects with then-current Good Laboratory Practices (cGLP), Good Manufacturing Practices (cGMP) or Good Clinical Practices (cGCP)(or, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority).

4.10                        Cooperation and Coordination.  Company and Licensor shall cooperate in the performance of the Development Program and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall exchange such data, information and materials as is reasonably necessary for the other Party to perform its obligations under any Development Plan and Product Commercialization Plan. Both Parties will review all significant Regulatory Filings applicable to the Commercialization of a Product prior to submission by either Party to the applicable Regulatory Authorities with respect to the Commercialization of a Product, and will receive copies of all correspondence from Regulatory Authorities with respect to the Commercialization of a Product in a timely manner.  For clarity, nothing in this Section 4.10 shall reduce a Party’s sole right and responsibility to Commercialize Products in its respective Territory.

4.11                        Right to Subcontract of Company.  Company may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed in Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf.  Any subcontract granted or entered into by Company as contemplated by this Section 4.11 of the exercise or performance of all or any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement.

4.12                        Trade Marks.  As between Licensor and Company, Company shall have the sole authority to select trademarks for Product in the Field in the Company Territory and shall own all such trademarks.

4.13                        Reporting.  Each Party shall, within plus or minus [...***...] of each anniversary of the Effective Date, provide the other Party with a written report summarizing in reasonable detail its Commercialization activities conducted during the prior Calendar Year with respect to the Commercialization of Product in the Company Territory by Company and with respect to the

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Commercialization of Product in the Reserved Territory by Licensor. All information and reports provided to a Party pursuant to this Section 4.13 shall be without any commitment from a Party and shall be treated as Confidential Information of such Party. Notwithstanding the foregoing, each Party’s obligation to provide reports under this Section 4.13 shall expire upon the fifth anniversary of the First Commercial Sale of Product in the Company Territory for Company and in the Reserved Territory for Licensor.

ARTICLE 5
REGULATORY MATTERS

5.1                               Regulatory Filings.  Except with respect to the Phase I Clinical Trials for the Product in the Ex-PRC Territory pursuant to Section 2.9 and Section 4.1, as between Company and Licensor, Company shall own and maintain all Regulatory Filings and Regulatory Approvals for Product, including all INDs and MAAs, in the Company Territory.

5.2                               Communications with Authorities.  Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and Manufacturing of Product in the Company Territory.  Following the Effective Date, Licensor shall not initiate, with respect to Product, any meetings or contact with Regulatory Authorities without Company’s prior written consent in the Company Territory.  To the extent Licensor receives any written or oral communication from any Regulatory Authority in the Company Territory relating to Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within [...***...], notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication.  At the request of Company, Licensor shall make available to Company, free of charge, a qualified Representative who shall, together with the Representatives of Company, participate in and contribute to meetings with the Regulatory Authorities in the Company Territory with respect to regulatory matters relating to the Licensor Technology. Company shall reimburse Licensor for all Out-of-Pocket Expenses incurred in such participation.  The provisions of this Section 5.2 shall not apply to the Phase I Clinical Trials for the Product in the Ex-PRC Territory pursuant to Section 2.9.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

5.3                               Support in Regulatory Matters.  Each Party shall make its Representatives that are knowledgeable regarding the Licensor Technology, the Collaboration Compound or Product available to the other Party for regulatory explanations, advice and on-site support, that may reasonably be required by the other Party relating to regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Marketing Authorizations) (the “Regulatory Support”).  The Regulatory Support shall be provided by each Party to the other Party free-of-charge during the Term. The Party receiving Regulatory Support shall reimburse the Party providing Regulatory Support for all Out-of-Pocket Expenses incurred in such activities.

5.4                               Adverse Event Reporting.  The Parties agree to comply with any and all Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Product safety data collection and reporting.  If either Party has or receives any information regarding any Adverse Event, then such Party shall provide the other Party with all such information in English within such timelines which enable the other Party to comply with all Laws and relevant regulations and requirements.  Each Party shall report to the other Party any Adverse Event culminating in death or permanent disability of a patient or subject who is administered Product. The information exchanged between the Parties pursuant to this Section 5.4 shall be transmitted by e-mail, facsimile or overnight courier to the following address:

Transmission to Licensor:

BeiGene, LTD.

c/o BeiGene (Beijing) Co., Ltd.

No. 30 Science Park Road

Zhong-Guan-Cun Life Science Park

Changping District

Beijing P.R. China

102206

Email: [...***...]
Fax: [...***...]
Tel: [...***...]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Transmission to Company:

Global Drug Safety
Merck KGaA
Frankfurter Strasse 250
D-64293 Darmstadt
Germany
Drug Safety mailbox:
[...***...]
Fax: [...***...]
Tel: [...***...]

5.5                               Recalls.  Company shall have the sole right to determine whether and how to implement a recall or other market withdrawal of Product in the Company Territory and shall notify Company promptly of any recall or other market withdrawal of Product in the Company Territory.  Licensor shall notify Company promptly of any recall or other market withdrawal of Product in the Reserved Territory.

5.6                               Pharmacovigilance Agreement.  Without limitation of Section 5.4, the Parties shall meet, as soon as practical following the Effective Date, but in no event later than four (4) weeks after the Effective Date of this Agreement, to commence good faith negotiations to establish a detailed pharmacovigilance agreement relating to the Product, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/adverse events sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes.

ARTICLE 6
FINANCIAL PROVISIONS

6.1                               Phase I Development Support.  (a) To support Licensor’s timely design and preparation of the Ex-PRC Phase I Dose Escalation Clinical Trial as set forth in Section 4.1(a), Company shall pay, or cause to be paid, to Licensor the following one-time, non-refundable fee of $[...***...] USD, within [...***...] following the Effective Date and receipt by Company of corresponding invoice.

(b) To further support and fund Licensor’s conduct, supervision, interpretation and analysis of the Ex-PRC Phase I Dose Escalation Clinical Trial as set forth in Section 4.1(a), Company shall pay,

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

or cause to be paid, to Licensor the following one-time, non-refundable fee of $9,000,000 USD, within [...***...] following [...***...].

6.2                               Milestone Payments.  As partial consideration for Licensor’s grant of the rights and licenses to Company hereunder—as set forth in Section 4.2 starting on the Continuation Date—, Company shall pay, or cause to be paid, to Licensor the following one-time, non-refundable milestone payments with respect to the first Product to achieve the milestone events described below. Company shall promptly  (and in any event within [...***...] after achievement of such milestone event) notify Licensor in writing of the achievement of such milestone event and Licensor shall issue Company an invoice for the amount of the corresponding milestone payment, which invoice Company shall pay within [...***...] following receipt of such invoice.

Milestone event for the First Product to achieve the event	Milestone Payment in USD

Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
Upon [...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
Total development milestones in the Ex-PRC Territory	$[...***...]

For the avoidance of doubt, the total maximum milestones payable under this Section 6.2 for Product shall not exceed $[...***...].

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

With respect to each milestone, the milestone payments to be made under this Agreement shall be due and payable only once, regardless of the number of Products Developed or Commercialized.

A Regulatory Approval milestone that occurs in or with respect to the “EU” shall mean any such event in or with respect to (i) any three of the United Kingdom, France, Germany, Italy or Spain or (b) the EMA, as applicable.

6.3                               Commercial Event Payments.  As further partial consideration for Licensor’s grant of rights and licenses to Company hereunder, Company shall pay Licensor the following one-time, non-refundable amounts for the first achievement of the following commercial event milestones for sales of all Products for all Indications to achieve such milestone:

(i)                             $[...***...] for the first Calendar Year in which the aggregate annual Net Sales of Product in the Field in the Ex-PRC Territory determined in accordance with this Section 6.3 exceed $[...***...];

(ii)                          $[...***...] for the first Calendar Year in which the aggregate annual Net Sales of Product in the Field in the Ex-PRC Territory determined in accordance with this Section 6.3 exceed $[...***...];

(iii)                       $[...***...] for the first Calendar Year in which the aggregate annual Net Sales of Product in the Field in the Ex-PRC Territory determined in accordance with this Section 6.3 exceed $[...***...];

(iv)                      $[...***...] for the first Calendar Year in which the aggregate annual Net Sales of Product in the Field in the Ex-PRC Territory determined in accordance with this Section 6.3 exceed $[...***...];

(v)                         $[...***...] for the first Calendar Year in which the aggregate annual Net Sales of Product in the Field in the Ex-PRC Territory determined in accordance with this Section 6.3 exceed $[...***...].

For clarity, Net Sales shall be calculated on the basis of total sales in all Indications for all Products.  In addition, if there is a Territory Expansion Event that results from the PRC ROFN, Net Sales for purposes of calculating the foregoing commercial event milestones will include Net

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Sales in the PRC Territory unless the Agreement resulting from the PRC ROFN provides otherwise.

Company shall deliver written notice to Licensor within [...***...] of the end of the Calendar Year in which a commercial event milestone occurs and Licensor shall issue Company an invoice for the amount of the corresponding commercial event milestone payment, which invoice Company shall pay within [...***...] following receipt of such invoice.

For the avoidance of doubt, each aforementioned commercial event milestone payment shall be made only once, regardless of the number of Calendar Years in which sales of  all Products for all Indications achieves such commercial event milestone.  For example, if for a Calendar Year, aggregate annual Net Sales in the Field in the Ex-PRC Territory, in all Indications for all Products are $[...***...], the total commercial event milestone payments earned shall be $[...***...], and such commercial event milestone payment shall no longer be triggered in any other Calendar Year.

For the avoidance of doubt, the total maximum milestones payable under this Section 6.3 shall not exceed $[...***...].

6.4                               Notice and Payment of Milestones.

(a)                                 Notice of Milestone Events.  Company shall provide Licensor with prompt written notice upon each occurrence of a milestone event set forth in Section 6.2 or 6.3.  In the event that, notwithstanding the fact that Company has not given such a notice,   Licensor believes any such milestone event has occurred, it shall so notify Company in writing and shall provide to Company the data, documentation or other information that supports its belief.  Any dispute under this Section 6.4(a) that relates to whether or not a milestone event has occurred shall first be referred to the JAC for resolution , and if not resolved after due consideration by the JAC, shall be subject to dispute resolution under Article 12.

(b)                                 Skipped Milestones.  If at the time any given milestone payment set forth in Section 6.2 or 6.3 is due and one or more preceding milestone payments for preceding milestone events have not been paid, then such unpaid preceding milestone payments shall be paid at such time as well.  For example, (i) [...***...]  and (ii) [...***...].

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.5                               Royalty Payments for Product by Company.

(a)                                 Royalty Rate.  As further consideration for Licensor’s grant of the rights and licenses to Company hereunder, Company shall, during each applicable Royalty Term, pay to Licensor a royalty on aggregate annual Net Sales of all Products in the Field in the Company Territory, for each Calendar Year, at the percentage rates set forth in Table 6.5(a)(i), Table 6.5(a)(ii) and Table 6.5(a)(iii) below (subject to Section 6.6 below).

(i)                                     The royalty rates set forth in Table 6.5(a)(i) below will be applicable to Net Sales of all Products in the Ex-PRC Territory, except if there is a Territory Expansion Event that results from the PRC ROFN, in which case annual Net Sales of all Products per Calendar Year for purposes of determining the applicable royalty rate will be calculated on Net Sales of all Products in the Company Territory unless the Agreement resulting from the PRC ROFN provides otherwise.

Table 6.5(a)(i)

Annual Net Sales of all Products per Calendar Year (in USD) in the Ex-PRC Territory (or in the event of a Territory Expansion Event that results from the PRC ROFN, the Company Territory)	Incremental Royalty Rate
For Net Sales of all Products up to and including USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...]	[...***...]%

(ii)                                  The royalty rates set forth in Table 6.5(a)(ii) below will be applicable to Net Sales in the PRC Territory only in the case of (A) the occurrence of a Territory

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Expansion Event that results from exercise of the PRC Commercialization Option and (B) if Product is being sold only in the PRC Territory and not in the Ex-PRC Territory:

Table 6.5(a)(ii)

Annual Net Sales of all Products per Calendar Year (in USD) in the PRC Territory	Incremental Royalty Rate
For Net Sales of all Products up to and including USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...]	[...***...]%

(iii)                               The royalty rates set forth in Table 6.5(a)(iii) below will be applicable to Net Sales in the PRC Territory only in the case of (A) the occurrence of a Territory Expansion Event that results from exercise of the PRC Commercialization Option and (B) if and for as long as Product is being sold in both the PRC Territory and the Ex-PRC Territory:

Table 6.5(a)(iii)

Annual Net Sales of all Products per Calendar Year (in USD) in the PRC Territory	Incremental Royalty Rate
For Net Sales of all Products up to and including USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Annual Net Sales of all Products per Calendar Year (in USD) in the PRC Territory	Incremental Royalty Rate
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...] and less than or equal to USD $[...***...]	[...***...]%
For that portion of Net Sales of all Products that are greater than USD $[...***...]	[...***...]%

(b)                                 Net Sales Subject to Royalty Payments.  For purposes of determining whether a royalty threshold above has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales and any Net Sales that are not subject to a royalty payment shall be excluded.  In addition, in no event shall the Manufacture of a Product give rise to a royalty obligation without a sale of such Product.  For clarity, Company’s obligation to pay royalties to Licensor under this ARTICLE 6 is imposed only once with respect to the same unit of Product regardless of the number of Licensor Patents pertaining thereto.

6.6                               Reductions, Deductions and Reimbursements.

(a)                                 Royalty Step-Down.  The royalty rates set forth in Section 6.5(a) applicable to the Net Sales of a Product in a country will be reduced by [...***...] ([...***...]) during any period in which there exists no Valid Claim of a Licensor Patent in such country that Covers such Product in such country.

(b)                                 Third Party License Agreements.  On a country-by-country basis, if, in any Calendar Quarter, Company makes royalty payment(s) to one or more Third Parties in order to obtain or maintain license rights under Patent Rights of such Third Party that would be infringed by the use or sale of the Collaboration Compound contained in the Product in a country, Company shall be

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

entitled to deduct [...***...] ([...***...]) of such payment(s) from royalty payments otherwise payable by Company to Licensor pursuant to Section 6.5(a) for Net Sales of such Product in such country in such Calendar Quarter.  Notwithstanding the foregoing, in no event shall such deduction exceed [...***...] ([...***...]) of the royalties otherwise payable with respect to such country in such Calendar Quarter.

(c)                                  Limit on Deductions.  Under no circumstances shall the deductions under this Section 6.6 result in the amount payable to Licensor being reduced by more than [...***...] ([...***...]) compared with the amount otherwise payable under Section 6.5(a) in a Calendar Quarter.  In the event that Company is not able to deduct the full amount of the permitted deduction from the amount due to Licensor due to the [...***...] ([...***...]) minimum amount, Company shall be entitled to deduct any undeducted excess amount from subsequent amounts owed to Licensor under Section 6.5(a) (subject always to Licensor receiving a minimum of [...***...] ([...***...]) of the amount owed) in a subsequent Calendar Quarter.

6.7                               Timing of Payment.  Royalties payable under Section 6.5 shall be payable on actual Net Sales and shall accrue at the time the invoice for the sale of Product is delivered.  Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [...***...] after the end of each Calendar Quarter during which the royalty obligation accrued.

6.8                               Mode of Payment and Currency; Invoices.

(a)                                 Currency.  All payments to Licensor hereunder shall be made by deposit of USD in the requisite amount to such bank account as Licensor may from time to time designate by written notice to Company.  With respect to sales not denominated in USD, Company shall convert applicable sales in foreign currency into USD by using the then current and reasonable standard exchange rate methodology applied to its external reporting.  Based on the resulting sales in USD, the then applicable royalties shall be calculated.  The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 Invoices.

Licensor shall address its invoices to:

Merck KGaA
Accounts Payable
PO Box
64279 Darmstadt
Germany

Company shall address its invoices to:

BeiGene, LTD.

Mourant Ozannes Corporate Services

(Cayman) Limited

94 Solaris Avenue, PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

GB

With a copy to:

BeiGene, LTD.

c/o BeiGene (Beijing) Co., Ltd.

No. 30 Science Park Road

Zhong-Guan-Cun Life Science Park

Changping District

Beijing P.R. China

102206

Attn:  [...***...]

Facsimile:  [...***...]

Telephone:  [...***...]

6.9                               Royalty Reports and Records Retention.  Within [...***...] after the end of each Calendar Quarter during which Product has been sold, Company shall deliver to Licensor, together with the applicable royalty payment due for such Calendar Quarter, a written report of Net Sales on a Product-by-Product and a country-by-country basis, subject to royalty payments for such Calendar Quarter.  Such report shall be deemed Confidential Information of Company subject to the obligations of ARTICLE 8 of this Agreement.  For [...***...] after the end of each Calendar

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

Year in which sale of Product occurs, Company shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

6.10                        Legal Restrictions.  If at any time legal restrictions prevent the remittance by Company of all or any part of royalties due on Net Sales in any country, Company shall have the right and option to make such payment either by depositing the amount thereof in local currency to an account in the name of Licensor in a bank or other depository selected by Licensor in such country.

6.11                        Late Payments.  All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Law and (b) [...***...] ([...***...]) above the monthly Reuters 01 EURIBOR, measured at 2 p.m. Frankfurt/Germany time on the date payment is due.  Interest will be calculated on a 365/360 basis.

6.12                        Audits.

(a)                                 Audits Generally.  During the Royalty Term and for [...***...] thereafter, and [...***...] in each Calendar Year, Company shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor, and reasonably acceptable to Company or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Company and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this ARTICLE 6.  Such review may cover the records for sales made in any Calendar Year ending not more than [...***...] prior to the date of such request.  The accounting firm shall disclose to Licensor and Company only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Licensor.

(b)                                 Audit-Based Payments.  If such accounting firm concludes that additional royalties were owed during such period, Company shall pay the additional undisputed royalties within [...***...] after the date Licensor delivers to Company such accounting firm’s written report.  If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods.  Licensor shall pay for the cost of any audit, unless Company has underpaid Licensor by [...***...] ([...***...]) or more, in which case Company shall pay for the costs of audit.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                                  Audit Confidentiality.  Each Party shall treat all information that it receives under this Section 6.12 in accordance with the confidentiality provisions of ARTICLE 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.  The terms of this Section 6.12 shall apply mutatis mutandis with respect to Company’s right to audit Licensor’s records related to those Out-of-Pocket Expenses for which Licensor seeks reimbursement hereunder.

6.13                        Taxes.

(a)                                 Withholding Tax.  Except for the payments under Section 6.1 (which the Parties agree shall be net amounts payable by Company to Licensor), if applicable Law requires that income or similar Taxes be deducted and withheld from royalties or other payments paid under this Agreement,  Company shall (i) deduct those Taxes  from the payment of the relevant royalty  or other payment; (ii) pay the Taxes to the proper Governmental Body; (iii) send evidence of the obligation together with proof of Tax payment to Licensor within [...***...] following such tax payment; (iv) remit the net amount, after deductions or withholding made under this Section 6.13(a); and (v) cooperate with Licensor in any way reasonably requested by Licensor to obtain available reductions, credits or refunds of such Taxes.

(b)                                 Value Added Tax.  It is understood and agreed between the Parties that any payment amounts to be made by Company under this Agreement are exclusive of any value added or similar Tax (“Value Added Tax”) imposed upon such payment and that Company shall be responsible for the payment of, any and all Value Added Tax levied on account of any payments paid to Licensor by Company.  Licensor will provide Company with a proper tax invoice where any Value Added Tax amount is shown separately, if applicable.

ARTICLE 7
INVENTIONS AND PATENTS

7.1                               Certification Under Patent Listing under Public Health Services Act.  Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 42 USC. §262(1)(3), and any equivalent law in any country in the Territory, (or any amendment or successor statute thereto) claiming that any Licensor Patents Covering or claiming Collaboration Compound or Product, or the Manufacture of Product, are

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

invalid or unenforceable, or that infringement will not arise from the Manufacture, use or sale of a product by a Third Party.

7.2                               Listing of Patents.  Company shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Company Territory.

7.3                               Further Assurances.  Licensor shall require all of its employees, and use its Commercially Reasonable Efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensor Technology.

7.4                               Patent Ownership, Prosecution and Maintenance.

(a)                                 Program IP.  Any Patent Rights and Know-How invented jointly between the Parties during the Term relating to Product (such Patent Rights, “Joint Patents” and such Know-How, “Joint Know-How”) be owned jointly by the Parties. Any Patent Rights and Know-How invented solely by a Party relating to the Product shall be solely owned by such Party, provided that any Product IP invented solely by Company shall be jointly owned.  Company agrees to assign and hereby assigns to Company and Licensor, as joint owners, all of Company’s rights, title and interest in and to any Product IP that is solely invented by Company or its Affiliates or Sublicensees or its or their contractors, to the extent legally possible, and shall take all actions and execute all documents reasonably required by Licensor to perfect or register Company’s and Licensor’s joint interests therein. Company shall obtain from such Affiliates, Sublicensees and contractors equivalent present assignments of such Affiliates’, Sublicensees’ and contractors’ rights, title and interest in any Product IP and promptly assign the same to Company and Licensor, as joint owners, and provide written notice thereof to Licensor.

(b)                                 Patent Coordinators.  Licensor and Company shall, by written notice to the other Party, each appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement.  Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.  The initial Patent Coordinators shall be:

For Licensor:	[...***...]

For Company:	[...***...]

(c)                                  Inventorship.  Inventorship shall be determined under U.S. patent law.  The Patent Coordinators shall initially determine inventorship of all inventions made in the Development and Commercialization of Collaboration Compounds and Products.  In case of a dispute between the Patent Coordinators over inventorship, such dispute shall be resolved according to U.S. patent law in accordance with ARTICLE 12.

(d)                                 Licensor Patents and Joint Patents.

(i)                                     Starting with the Continuation Date, Company shall have the first right, and the obligation, to file, prosecute and maintain Licensor Patents (in Licensor’s name) and Joint Patents (in both Parties’ names) in the Company Territory, to the extent such Patent Rights solely Cover Collaboration Compounds and Products.  In the event that any Licensor Patent or Joint Patent Covers both Collaboration Compounds and Products and compositions that are not Collaboration Compounds and Products, the Parties shall attempt to file divisional or other applications separating the claims covering Collaboration Compounds and Products from claims covering other compositions, and each Party shall bear the costs incurred respectively.  If such separation cannot be achieved, then Licensor shall have the right to make decisions, after due consultation with Company as set forth in paragraph (f) below, provided that Licensor shall reimburse Company for any additional costs and expense incurred by Company in following such Licensor decision.  Except to the extent set forth otherwise in the preceding two sentences of this Section 7.4(d)(i), Company shall bear all costs and expenses of filing, prosecuting and maintaining such Licensor Patents and Joint Patents in the Company Territory.  Company shall keep Licensor informed of the status of the filing and prosecution of such Licensor Patents and Joint Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in the Company Territory.  At Company’s request, Licensor will provide Company with reasonable free-of-charge assistance in prosecuting such Licensor Patents and Joint Patents to the extent possible, including providing such data in Licensor’s Control that is, in Company’s

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

reasonable judgment, needed to support the prosecution of such Licensor Patents and Joint Patents.  If Company elects not to file or to continue to prosecute or maintain any of such Licensor Patents or Joint Patents in any country in the Company Territory, then it shall notify Licensor in writing at least [...***...] before any final deadline applicable to the filing, prosecution or maintenance of such Licensor Patent or Joint Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent or Joint Patent in such country or possession.  In such case, Licensor shall have the right, at its own cost and expense, to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent or Joint Patent in the Company Territory.  Licensor Patents and Joint Patents will be filed, prosecuted and maintained in the jurisdictions set forth on Schedule 7.4(d).  Jurisdictions may be added or deleted from Schedule 7.4(d) only by written agreement of the Parties executed by their Patent Coordinators.

(ii)                                  Licensor shall have the first right, and the obligation, to file, prosecute and maintain Licensor Patents (in Licensor’s name) and Joint Patents (in both Parties’ names) in the Reserved Territory.  Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Licensor Patents and Joint Patents in the Reserved Territory.  Licensor shall keep Company informed of the status of the filing and prosecution of Licensor Patents and Joint Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in the Reserved Territory.  At Licensor’s request, Company will provide Licensor with reasonable free-of-charge assistance in prosecuting Licensor Patents and Joint Patents to the extent possible, including providing such data in Company’s Control that is, in Licensor’s reasonable judgment, needed to support the prosecution of a Licensor Patent and Joint Patents in the Reserved Territory.  If Licensor elects not to file or to continue to prosecute or maintain a Licensor Patent or Joint Patent in the Reserved Territory, then it shall notify Company in writing at least [...***...] before any final deadline applicable to the filing, prosecution or maintenance of such Licensor Patent or Joint Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent or Joint Patent in the Reserved Territory.  In such case, Company shall have the right, at its own cost

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

and expense, to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent or Joint Patent in the Reserved Territory.

(e)                                  Patent Term Extension and Supplemental Protection Certificates.  Company shall be responsible, in Licensor’s name, for obtaining patent term extensions wherever available for Licensor Patents and Joint Patents in the Company Territory and for obtaining Supplemental Protection Certificates effectively extending a Licensor Patent or Joint Patent wherever available.  Licensor shall provide Company free-of-charge with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company.  Any such assistance, supply of information and consultation shall be provided promptly.  In the event that any election with respect to obtaining patent term extensions or Supplemental Protection Certificates is to be made in the Company Territory, Company shall have the right to make such elections after reasonable consultation with Licensor, and Licensor shall abide by all such elections.

(f)                                   Information and Cooperation.  Each Party that has responsibility for filing and prosecuting any Patent Rights under this Section 7.4 (a “Filing Party”) shall (a) regularly provide the other Party (the “Non-Filing Party”) with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party; and (b) provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response.  The advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by such Filing Party and its patent counsel in connection with such filing.  Each Filing Party shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by the Non-Filing Party in the prosecution of any Patent Rights covering any Program Technology under this Section 7.4; provided, however, if the Filing Party incurs any additional expense as a result of any such request, the Non-Filing Party shall be responsible for the cost and expenses of pursuing any such additional claim or taking such other actions.  In addition, Company agrees that if Licensor claims any action taken under Section 7.4(d)(i) would be detrimental to Patent Rights covering Licensor Technology, Licensor shall provide written notice to Company and the Patent Coordinators shall, as promptly as possible thereafter, meet to discuss and resolve such matter and, if they are unable to resolve such matter, the Parties shall refer such matter to a mutually agreeable outside patent counsel for resolution.

7.5                               Enforcement of Patents and Know-How.

(a)                                 Notice.  If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party has occurred with respect to any Licensor Technology or Joint Technology, or if a Third Party claims that any Licensor Patent or Joint Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b)                                 Right to Bring an Action.  Starting with the Continuation Date, Company shall have the exclusive right to attempt to resolve any infringement or claim in the Company Territory, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Licensor Patent or Joint Patent (each, an “Action”) and to compromise or settle any such infringement or claim.  At Company’s request, Licensor shall promptly provide Company with all relevant documentation (as may be requested by Company) evidencing that Company is validly empowered by Licensor to take such an Action.  Licensor is obligated to join Company in such Action, or bring such Action on Company’s behalf upon Company’s request, in each case at Company’s expense, if Company determines that it is necessary to demonstrate “standing to sue”.   Licensor shall cooperate with Company in any such Action.  If Company does not intend to prosecute or defend an Action, Company shall promptly inform Licensor.

(c)                                  Costs of an Action.  The Party taking an Action under 7.5(b) shall pay all costs associated with such Action, other than (subject to Section 7.5(e)) the expenses of the other Party if the other Party elects to join such Action (as provided in the last sentence of this paragraph).  Each Party shall have the right to join an Action relating to a Licensor Patent or Joint Patent, at its own expense.

(d)                                 Settlement.  Neither Party shall settle or otherwise compromise any Action by admitting that any Licensor Patent or Joint Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect Company’s rights or benefits hereunder, without Company’s prior written consent.

(e)                                  Reasonable Assistance.  The Party not enforcing or defending Licensor Patents or Joint Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other

Party’s reimbursement of any reasonable Out-of-Pocket Expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f)                                   Distribution of Amounts Recovered.  Any amounts recovered by the Party taking an Action pursuant to this Section 7.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party taking such Action for any costs incurred,  to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action as provided in the last sentence of Section 7.5(c); and (iv) the remaining amount of such recovery shall be allocated to Company and deemed to be Net Sales for the Calendar Quarter in which the amount is paid and Company shall pay to Licensor a royalty on such remaining amount based on the royalty rates set forth in Section 6.5(a).

7.6                               Third Party Actions Claiming Infringement.

(a)                                 Notice.  If a Party becomes aware of any Third Party Action, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

(b)                                 Right to Defend.  Company shall have the right and obligation, at its sole expense, to defend a Third Party Action in the Company Territory described in Section 7.6(a) and to compromise or settle such Third Party Action.  If Company declines or fails to assert its intention to defend such Third Party Action within [...***...] of after sending (in the event that Licensor is the notifying Party) or receipt (in the event that Company is the notifying Party) of notice under Section 7.6(a), then Licensor shall have the right to defend such Third Party Action.  The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)                                  Consultation.  The Party defending a Third Party Action pursuant to Section 7.6(b) shall be the “Controlling Party.”  The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense.  The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy.  The Parties shall reasonably cooperate with each other in all such actions or proceedings.  The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(d)                                 Appeal.  In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal.  In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)                                  Costs of an Action.  The Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

(f)                                   No Settlement Without Consent.  Neither Party shall settle or otherwise compromise any Third Party Action by admitting that any Licensor Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect Company’s rights and benefits hereunder, without Company’s prior written consent.

ARTICLE 8
CONFIDENTIALITY

8.1                               Confidentiality Obligations.  Each Party agrees that, for the Term and for [...***...] thereafter, such Party shall, and shall ensure that its Representatives, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless the recipient of the Confidential Information demonstrates by written evidence that such information:

(i)                                     is or has become generally available to the public other than as a result of disclosure by the recipient;

(ii)                                  is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(iii)                               is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(iv)                              is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercise its rights, under this Agreement and who will, prior to their access to such Confidential Information, be bound by written obligations of non-use and non-disclosure substantially similar to those set forth herein.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit Representatives from using such Confidential Information except as expressly permitted hereunder. Each Party shall be liable to the other for any disclosure or use of the Confidential Information by such Representatives.  The recipient shall (i) protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care and (ii) not use, and cause its Affiliates and Representatives not to use, any Confidential Information of the other Party except as expressly permitted hereunder.  Each Party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (b) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (c) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

8.2                               Use.  Notwithstanding Section 8.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

(i)                                     filing or prosecuting patent applications;

(ii)                                  prosecuting or defending litigation;

(iii)                               conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;

(iv)                              seeking or maintaining Regulatory Approval for Product;

(v)                                 complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded;

(vi)                              disclosure to such other Party’s legal and financial advisors;

(vii)                           in connection with an actual or potential (a) permitted sublicense of such other Party’s rights hereunder, (b) debt, equity or other financing of such other Party or (c) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party; or

(viii)                        for any other purpose with the other Party’s written consent, not to be unreasonably withheld.

In making any disclosures set forth in clauses (i) through (v) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.  In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

8.3                               Required Disclosure.  The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

8.4                               Publications.  Prior to the Continuation Date, Company shall not publish any information relating to the Collaboration Compound or Product without the prior written consent of Licensor (which consent may be withheld or given in Licensor’s sole discretion), unless such information has already been publicly disclosed either prior to the Execution Date or after the Execution Date through no fault of Company or otherwise not in violation of this Agreement. Company shall submit to Licensor for Licensor’s written approval (which approval be granted or denied in Licensor’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to Collaboration Compound or Product for review and approval at least [...***...] prior to submission for the proposed date of publication or presentation. After the Continuation Date, each Party may publish in its respective Territory any information relating to the Collaboration Compound or Product that does not constitute Confidential Information of the other Party, without the prior written consent of the other Party.

8.5                               Press Releases and Disclosure.

(a)                                 Initial Press Release.  The proposed public announcement by Licensor of the execution of this Agreement is set forth on Schedule 8.5(a) hereto.

(b)                                 Subsequent Public Disclosures By Licensor.  Licensor may not make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, other than the Development and Commercialization of Product by Licensor in the Reserved Territory, and the achievement of milestones and receipt of milestone payments hereunder, without the prior written consent of Company.  In the event that Licensor believes it is required to issue a press release or make another public announcement to comply with Law as a publicly-traded company and Company does not believe such public announcement is so required, Licensor may only issue such press release if (i) it obtains an opinion of legal counsel, from a reputable law firm approved by Company, that it is required to make such disclosure to comply with Law and (ii) after receiving such opinion, provides the text of such planned disclosure to Company no less than [...***...] prior to disclosure, and has incorporated all reasonable comments of Company regarding such disclosure.

(c)                                  Public Disclosures by Company.  Company shall have the right to make such press releases as it chooses, in its sole discretion, without the approval of Licensor, provided that such press releases do not contain Confidential Information of Licensor.

(d)                                 Prior Approved Publication.  Notwithstanding Section 8.4 and this Section 8.5, either Party may include in a public disclosure, press release or in a scientific or medical publication or presentation, without prior delivery to or review by the other Party, any information which has previously been included in a public disclosure, press release or scientific or medical publication that has been reviewed pursuant to Section 8.4 or this Section 8.5 or published or publicly disclosed by the other Party.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE 9
WARRANTIES AND COVENANTS

9.1                               Warranties.  Each Party warrants to the other Party that, as of the Effective Date:

(i)                                     such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(ii)                                  such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(iii)                               this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

(iv)                              such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

9.2                               Additional Warranties of Licensor.  Licensor warrants to Company that, as of the Effective Date:

(i)                                     no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;

(ii)                                  no claims have been asserted in writing,  to the effect that the manufacture, use or sale of BGB-290 infringes any issued Patent Right of any Third Party;

(iii)                               the Licensor Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(iv)                              the Licensor Patents listed on Schedule 1.55 hereto constitute all Patent Rights owned or Controlled by Licensor as of the Effective Date that Cover the research, Development, Manufacture, use or Commercialization of the Collaboration Compounds;

(v)                                 the Licensor Know-How constitutes all Know-How owned or Controlled by Licensor as of the Effective Date that is directly related to, or are necessary or useful for, the research, Development, Manufacture, use or Commercialization of the Collaboration Compound and Product;

(vi)                              Licensor has not licensed to a Third Party the right to develop a Competing Product;

(vii)                           no Third Party has filed or threatened in writing to file any lawsuit or other action alleging that any Licensor  Patent is invalid or unenforceable;

(viii)                        it has the full right to provide the Licensor Materials to Company pursuant to this Agreement, and neither Company’s use of the Licensor Material as contemplated by this Agreement, nor such transfer, will violate any agreement with any Third Party;

(ix)                              all Representatives of Licensor who have performed any activities on its behalf in connection with research regarding the Collaboration Compound or Product have assigned to Licensor the whole of their rights in any intellectual property made, discovered or developed by them as a result of such research;

(x)                                 the Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use, in each case that were created by an action of Licensor;

(xi)                              except with respect to rights granted to an Affiliate of Licensor in the PRC Territory, Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensor Technology to any Third Party, including any rights with respect to any Collaboration Compound or Product;

(xii)                           There are no Existing Third Party Agreements;

(xiii)                        Licensor (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Collaboration Compound or Product; and

(xiv)                       all research and Development related to the Collaboration Compound and Product prior to the Effective Date has been conducted in accordance with all Laws.

9.3                               Licensor Covenants.  Licensor covenants to Company that:

(i)                                     Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under any Third Party License Agreement; and

(ii)                                  Licensor shall not amend or waive, or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Third Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Company’s rights and benefits under this Agreement.  Licensor shall promptly notify Company of any default under, termination or amendment of, Third Party License Agreement.

ARTICLE 10
INDEMNIFICATION AND INSURANCE

10.1                        Indemnification by Company.  Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents and their respective heirs, successors and assigns (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses of litigation) to the extent arising out of Third Party claims, actions, demands, suits or judgments related to: (a) Company’s negligence or willful misconduct; (b) Company’s performance of its obligations under this Agreement; (c) willful breach by Company of its representations or warranties set forth in ARTICLE 9, or (d) the Development of any Collaboration Compound or Product or the Commercialization (including, without limitation, the use by any Person) of any Product by Company or any of its Affiliates, Sublicensees, distributors or agents in the Company Territory; provided, however, that Company’s obligations pursuant to this Section 10.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensor Indemnitees, (ii) with respect to claims or suits arising out of breach by Licensor of its warranties or covenants set forth in Article 9.

10.2                        Indemnification by Licensor.  Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors and their respective heirs, successors and assigns (“Company Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) to the extent arising out of Third Party claims, actions, demands, suits or judgments related to: (a) Licensor’s negligence or willful misconduct; (b) Licensor’s performance of its obligations under this Agreement; (c) willful breach by Licensor of its representations, warranties or covenants set forth in Article 9; or (d) Licensor or its Affiliates activities in the Reserved Territory with respect to the Collaboration Compound and Product, or within the Company Territory with respect to the Phase I Clinical Trials; provided, however, that Licensor’s obligations pursuant to this Section 10.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Company Indemnitees, (ii) with respect to claims or suits arising out of breach by Company of its warranties set forth in Article 9.

10.3                        Certain Liabilities.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY’S LIABILITY IS LIMITED WITH RESPECT TO (i) DEATH OR PERSONAL INJURY DUE TO NEGLIGENCE (AS NEGLIGENCE IS DEFINED IN THE UNFAIR CONTRACTS ACT 1977 OF ENGLAND AND WALES) or (ii) FRAUD.

10.4                        No Consequential Damages.  EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2 FOR PAYMENTS TO THIRD PARTIES, AS APPLICABLE, AND SUBJECT ALWAYS TO SECTION 10.3 (CERTAIN LIABILITIES), TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT,

NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR COMPANY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

10.5                        Notification of Claims; Conditions to Indemnification Obligations.  As a condition to a Party’s right to receive indemnification under this ARTICLE 10, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel.  In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party.  Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.  The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

10.6                        Insurance.  During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities.  It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder.  Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.6.

ARTICLE 11
TERM AND TERMINATION

11.1                        Term and Expiration.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 11, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the date on which the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire in its entirety with respect to such Product in such country and the terms of Section 11.5(b)(i) shall apply.

11.2                        Termination of the Agreement for Convenience.  At any time during the Term, Company may, at its convenience, terminate this Agreement in its entirety with ninety (90) days’ prior written notice to Licensor.

11.3                        Termination of the Agreement by Licensor.  Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application for Licensor Patents is pending or a patent within the Licensor Patents is issued, Licensor may terminate this Agreement immediately upon written notice to Company in the event that Company or any of its Affiliates or Sublicensees Challenges any Licensor Patents or assists a Third Party in initiating or pursuing a Challenge of any Licensor Patents..

11.4                        Termination upon Material Breach.

(a)                                 Material Breach.  If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within sixty (60) days.  If such breach is not cured within sixty (60) days after the receipt of such notice and such breach remains uncured, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party, subject to Section 11.4(c).

(b)                                 Sole Remedy.  In the event that Company fails to fulfill its obligations under Section 8 (and does not cure such failure as provided in Section 11.4(a)), Licensor’s sole and exclusive remedy shall be to terminate this Agreement as provided in Section 11.4(a).

(c)                                  Material Breach Dispute.  Notwithstanding Section 11.4(a), any dispute regarding an alleged material breach, including, but not limited to, whether an alleged material breach of this

Agreement occurred or whether an alleged breach of this Agreement is material, shall be resolved in accordance with ARTICLE 12 hereof.

11.5                        Effects of Termination.

(a)                                 Survival.

(i)                                     Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive the expiration or termination of this Agreement:  Articles 1 (Definitions), 8 (Confidentiality)(other than Section 8.4 (Publications) and Section 8.5 (Press Releases and Disclosure), and with respect to the remaining sections only  for the time period set forth in Section 8.1), 10 (Indemnification and Insurance), 11 (Term and Termination)(other than Section 11.6(b) which shall only survive for the time period set forth in Section 11.6(b)(ii)), 12 (Dispute Resolution), and 13 (Miscellaneous)(other than 13.2 (Assignment) and 13.4 (Change of Control)); and Section 2.3(b)(No Other Rights), 5.4 (Adverse Event Reporting), 6.9 (Royalty Reports and Records Retention), 6.11 (Late Payments), 6.12 (Audits), and 6.13 (Taxes) (including all other Sections or Articles referenced in any such Article or Section). Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. For purposes of this Section, the obligation to pay a milestone payment pursuant to Section 6.2 or Section 6.3 shall accrue as of the date the relevant milestone is achieved.  In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b)                                 Licenses, Contracts, Regulatory Matters and Other Obligations.

(i)                                     As of the effective date of expiration of the Royalty Term with respect to a given Product and country, the license from Licensor to Company under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Licensor Technology to research, Develop, Manufacture, have Manufactured, use and Commercialize such Product in the Field in such country.

(ii)                                  Upon termination of this Agreement by Company pursuant to Section 11.2 or Section 11.4(a) or by Licensor pursuant to Section 11.3 or Section 11.4(a), the following terms and conditions shall apply with respect to Collaboration Compounds and Product(s) throughout the Company Territory:

(1)                                 all licenses and rights granted to Company, including, without limitation, all licenses granted to Company under Section 2.1, shall immediately terminate;

(2)                                 all sublicenses granted by Company shall immediately terminate;

(3)                                 all licenses and rights granted by Company to Licensor, including, without limitation, all licenses granted to Licensor pursuant to Section 2.2 shall survive and shall, except as limited by the rights of Third Parties, become, in the Company Territory, fully-paid and royalty-free (but otherwise remain subject to the same limitations set forth in those Sections and otherwise in this Agreement), with the unrestricted right to grant sublicenses, and shall apply to the Development and Commercialization, including the Manufacture, of Collaboration Compounds and Products in the Company Territory;

(4)                                 Company shall assign to Licensor, free of charge, its interest in the Product IP such that the Product IP is owned solely by Licensor;

(5)                                 each Party shall promptly return all Confidential Information and proprietary materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder;

(6)                                 with respect to a termination of this Agreement by Company pursuant to Section 11.2 only, from the period commencing on the date that Licensor receives the notice described in Section 11.2, Company shall relinquish its rights to representation on the JAC;

(7)                                 (x)In the event the effective date of termination of this Agreement occurs less than [...***...] after a notice of termination is given by the Party terminating this Agreement (including without limitation, termination of this Agreement pursuant to Section 4.1(b)), then to the extent requested by Licensor in writing before the effective date of termination or within [...***...] after the effective date of termination or (y) in the event the effective date of termination of this agreement occurs more than [...***...] after a notice of termination is given by the Party terminating this Agreement (including without limitation, termination of this Agreement pursuant to Section 11.2), then to the extent requested by Licensor in writing before the effective date of termination,  (the period in (x) or (y) in which Licensor may make a request being referred to herein as the “Transition Request Period”) , Company shall promptly, and in any event within [...***...] after Licensor’s request (which request may specify any or all of the actions in clauses (i) through (xiii)):

(i)                                     assign to Licensor, free of charge, the ownership of  all trademarks for Products in the Field in the Company Territory; provided that after such assignment Licensor shall assume all responsibility for maintaining such  trademarks, and if Licensor does not request such assignment, Company may terminate or withdraw from registration, all such trademark.

(ii)                                  grant Licensor an exclusive royalty-free license in the Company Territory, with the unrestricted right to sublicense, under all Company Patents and Company Technology specific to the Collaboration Compounds and Products and a non-exclusive, royalty-free license in the Company Territory, with the unrestricted right to sublicense, under all other Company Patents and Company Technology necessary or useful for Licensor to Develop and Commercialize Collaboration Compounds and  Products, in each case solely for use by Licensor to Develop and Commercialize Collaboration Compounds and Products in the Company Territory.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(iii)                               transfer to Licensor all of its right, title and interest in all Regulatory Filings and Regulatory Approvals then in its name applicable to Products in the Company Territory, if any, and all Confidential Information Controlled by it as of the date of termination relied on by such Regulatory Filings and Regulatory Approvals;

(iv)                              notify the applicable Regulatory Authorities in the Company Territory and take any other action reasonably necessary to effect such transfer;

(v)                                 provide Licensor with copies of all relevant correspondence between Company and such Regulatory Authorities relating to such Regulatory Filings and Regulatory Approvals in the Company Territory;

(vi)                              unless expressly prohibited by any Regulatory Authority, transfer sponsorship and control to Licensor of all Clinical Trials of Products being conducted in the Company Territory as of the effective date of termination as quickly as reasonably possible and bear the costs of conducting such Clinical Trials  and such transfer activities for a period of no longer than [...***...] after the effective date of termination, after which [...***...] period Licensor shall reimburse Company for all costs incurred in continuing to conduct such trials and transferring the same, provided that in no event Company shall be required to continue to conduct  any Clinical Trial for a period longer than [...***...] from the effective date of termination. In the event, however, that Licensor does not request in writing the transfer of such Clinical Trials prior to or during the Transition Request Period, Company shall have the right to wind-down any Clinical Trial of Products being conducted in the Company Territory as quickly as possible at Company’s cost. For clarity, all biological samples collected in the course of such Clinical Trials shall be transferred to Licensor and Company shall ensure that all of the informed

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

consent forms used in the Clinical Trials of Products that Company or its Affiliates or Sublicensees sponsor shall include consent to such a transfer of samples to Licensor.

(vii)                           assign (or cause its Affiliates to assign) to Licensor all agreements with any Third Party with respect to Manufacture of Collaboration Compounds and Products or the conduct of Clinical Trials for Products,  including, without limitation, agreements with contract research organizations, clinical sites and investigators, unless expressly prohibited by any such agreement (in which case Company shall cooperate with Licensor in all reasonable respects to secure the consent of such Third Party to such assignment);

(viii)                        cooperate with Licensor, cause its Affiliates to cooperate with Licensor and use Commercially Reasonable Efforts to require any Third Party with which Company has an agreement with respect to the conduct of Clinical Trials for Products or the Manufacture of Products that cannot be assigned pursuant to clause (vii) above (including, without limitation, agreements with contract manufacturing organizations, contract research organizations, clinical sites and investigators), to cooperate with Licensor in order to accomplish the grant to Licensor of similar rights as held by Company under its agreements with such Third Parties;

(ix)                              provide Licensor at cost with all supplies of Collaboration Compounds and Products in the possession of Company or any Affiliate or contractor of Company at the effective date of termination;

(x)                                 provide Licensor with copies of all reports and data generated or obtained by Company or its Affiliates pursuant to this Agreement that are relevant for further Development and Commercialization by Licensor of any Collaboration Compound

or Product in the Company Territory that have not previously been provided to Licensor;

(xi)                              grant to Licensor the right to use and disclose in connection with the Development and Commercialization of Products in the Company Territory all Company Confidential Information that is necessary or useful for the Development and Commercialization of Collaboration Compounds or Products, and all such Company Confidential Information shall be subject to first sentence of the second paragraph of Section 8.1 with respect to disclosure to Representatives of Company as if it were Licensor Confidential Information; and

(xii)                           if Company has Manufactured, is Manufacturing or is having Manufactured any Collaboration Compound or Product or any intermediate of any Collaboration Compound or Product as of the date of termination, (A) transfer copies of all documents and materials Controlled by Company and embodying Company Technology and/or Company Patent Rights that are at the time of such termination being used by Company or its Third Party manufacturers to Manufacture a Collaboration Compound or Product, including but not limited to all suppliers, analytical methods, quality standards, specifications, commercial API formula, process chemistry, Manufacturing process descriptions, process flows, cycle times, process parameters, process equipment type and sizes, cleaning methods, commercial API samples, master safety data sheets, and stability reports, all to the extent permissible under the applicable Third Party agreement (the “Company Manufacturing Know-How”) solely to enable the Manufacture of  Collaboration Compounds or  Products by Licensor, its Affiliates or any Third Party manufacturer of Licensor; (B) promptly make available to Licensor or any such Third Party manufacturer a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance in the transfer of Company Manufacturing

Know-How to Licensor against reimbursement by Licensor of the Out-of-Pocket Expenses incurred by Licensor or any of its Affiliates; (C) cooperate with Licensor, cause its Affiliates to cooperate with Licensor and use Commercially Reasonable Efforts to require its Third Party manufacturers of Collaboration Compounds or Products to cooperate with Licensor in order to accomplish the transfer to Licensor of similar rights as held by Company under its Third Party manufacturer agreements; and (D) supply Licensor with its requirements of Collaboration Compounds or Products for up to [...***...] following such termination at a transfer price equal to [...***...] thereof if a Third Party contract manufacturer is used, or at Company’s [...***...] if Company or any of its Affiliates Manufacture Collaboration Product or Products; and

(xiii)                        enter into negotiations with Licensor and agree upon and implement a plan for the orderly transition of Development and Commercialization from Company to Licensor in a manner consistent with Laws and standards of ethical conduct of human Clinical Trials and seek to replace all Company personnel engaged in any Clinical Trial activities with Licensor personnel, in each case, as promptly as practicable.

(iii)                               Upon termination of this Agreement by Licensor pursuant to Section 11.4(a), Licensor shall have the right to terminate the Other Agreement by written notice to Company.  For the avoidance of doubt, (A) unless Licensor exercises the foregoing right, termination of this Agreement shall not affect Company’s rights (including the PRC ROFN and the PRC Commercialization Option) and obligations (including milestones payments) under the Other Agreement and (B) if this Agreement terminates prior to a Territory Expansion Event and Licensor has not exercised the foregoing right, the Agreement shall be deemed to have not been terminated in the event of a Territory Expansion Event, except that the Company Territory in such event will be solely the PRC Territory.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

(iv)                              Immediately following Company’s notification of termination to Licensor, the diligence obligations in Section 4.8 shall no longer apply and, subject to Section 11.5(b)(ii), Company shall have the right to wind-down all then on-going Development, manufacturing and/or Commercialization activities.

11.6                        Continuing Rights in Case of Licensor Bankruptcy or Insolvency; Right of First Refusal.

(a)                                 Continuing Rights.  The Parties agree that, in the event of a Licensor Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Licensor Technology and all embodiments thereof, which, if not already in Company’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor  upon written request therefor by Company.

(b)                                 Right of First Refusal.  In addition to the foregoing, in the event of a Licensor Bankruptcy Event, Company shall, to the extent allowed by Law, have a right of first refusal to purchase all of Licensor’s interest in the Collaboration Compound and Product and the Licensor Technology to the extent the Licensor Technology relates solely to the Collaboration Compound and Product (the “Right of First Refusal”).  The Right of First Refusal shall operate as follows:

(i)                                     Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to Company a reasonably detailed written notification of any Licensor Bankruptcy Event.

(ii)                                  Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to Company a written notification of any Third Party offer made for the Collaboration Compound, Product or Licensor Technology.  Company shall have a Right Of First Refusal for a period of up to [...***...] after Company receives such notice (such period, the “Right of First Refusal Notice Period”). In the event Company exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon Company and Licensor.  For the avoidance of doubt, Licensor shall not enter into any agreement with a Third Party relating to Licensor’s interest in Products or Licensor Technology during the Right of First Refusal Notice Period.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

11.7                        Other Remedies.  Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination.  Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 12
DISPUTE RESOLUTION

12.1                        Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish under this ARTICLE 12 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters for which under this Agreement Company or Licensor has sole decision-making authority and/or discretion (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined by Company or Licensor, as the case may be, and shall not be part of the dispute resolution procedure set forth in this Article 12) in an expedient manner by mutual cooperation and without resort to litigation.  In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Executives within thirty (30) days from the day that a Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 12.2.

12.2                        Escalation to Executive Officers.  Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved by the Senior Executives for a period of thirty (30) days as set forth in Section 12.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them.  If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

12.3                        Full Arbitration.  If the Parties are unable to resolve the dispute following the procedure set forth in Section 12.2, then the dispute for arbitration shall be submitted in London, England in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect.  Notwithstanding the foregoing, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules.  Any judgment upon the award rendered by the panel of the arbitrators shall be entered in any court having jurisdiction over the subject matter thereof.  The panel of the arbitrators shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve said dispute.  The final decision of such panel of the arbitrators, as entered by a court of competent jurisdiction, will be furnished by such panel of the arbitrator in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Parties, and an order with respect thereto may be entered in any court of competent jurisdiction. Except as set forth in Section 12.4, the following procedures shall apply:

(a)                                 Each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within ten (10) days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC.

(b)                                 No arbitrator shall have any past or present family, business or other relationship with the Parties or any Affiliate, director or officer thereof, unless following full disclosure of all such relationships, the Parties agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(c)                                  No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Article 12.  The Parties agree to act in good faith to promptly exchange relevant documents.

(d)                                 The Parties will each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (i) the prevailing Party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing Party, and the arbitrator will be authorized to determine the identity of the prevailing Party and the losing Party.

(e)                                  The panel of the arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

12.4                        Injunctive Relief.  Subject to Section 11.4(b), no provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1                        Relationship of the Parties.  The Parties hereto understand and agree that the Collaboration is limited to the activities, rights and obligations as set forth in this Agreement.  Nothing in this Agreement shall be construed or shall be deemed, for financial, tax, legal or other purposes (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

13.2                        Assignment.

(a)                                 Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, (i) in whole or in part, to any of its Affiliates, or (ii) in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

(b)                                 Continuing Obligations.  No assignment under this Section 13.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder accruing prior to such assignment and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(c)                                  Void Assignments.  Any assignment not in accordance with this Section 13.2 shall be void.

(d)                                 Assignment of Licensor Technology.  Licensor shall not assign or transfer any Licensor Technology to any of its Affiliates or any Third Party without the prior written consent of Company, unless the assignee agrees in writing that such Licensor Technology shall be subject to this Agreement.

13.3                        Performance and Exercise by Affiliates.  Either Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that each Party  shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations.  For clarity, either Party may designate an Affiliate to perform any of its obligations hereunder or to exercise any of its rights hereunder.

13.4                        Change of Control.  In the event of a Change of Control of Licensor by a Company Competitor , then as from the date of such Change of Control:

(i)                                     Upon Company’s written request, the JAC shall disband;

(ii)                                  Company shall no longer be obligated to provide Company Product Commercialization Plans as set forth in Section 4.6(a); and

(iii)                               Except as set forth in Article 6, Article 7 and Section 5.4 or other provisions relating to Milestones and royalties, Company’s reporting obligations hereunder with respect to Development and Commercialization of Collaboration Compounds and Products shall be reduced to an annual report of results achieved and current status of Development (for example, completion of a Phase II Clinical Trial, or filing or an IND) to Licensor or its successor entity, and in particular the obligations of Company under Section 4.13 shall no longer apply.

13.5                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.6                        Accounting Procedures.  Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with the accounting principles and standards applicable to it (for example IFRS or GAAP).

13.7                        Force Majeure.  Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the reasonable control of the respective Party.  The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

13.8                        No Trademark Rights.  No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

13.9                        Entire Agreement of the Parties; Amendments.  This Agreement and the Schedules hereto and the Other Agreement constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.10                 Captions.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.11                 Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of England and Wales, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in London, England.

13.12                 Notices and Deliveries.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Name:	MERCK KGaA
Street:	Frankfurter Str. 250
City:	D-64293 Darmstadt
Country:	Germany
Attn:	Head of Alliance Management
Facsimile:	[...***...]

With a copy, which shall not constitute notice, to:

Name:	MERCK KGaA
Street:	Frankfurter Str. 250
City:	D-64293 Darmstadt
Country:	Germany
Attn:	Legal
Facsimile:	[...***...]

If to Licensor, addressed to:

Name:	BeiGene, LTD.
c/o Mourant Ozannes Corporate Services
Street:	(Cayman) Limited
94 Solaris Avenue, PO Box 1348
City:	Grand Cayman KY1-1108
Country:	Cayman Islands
GB
Attn:	Chief Executive Officer

With a copy, which shall not constitute notice, to:

Name:	BeiGene, LTD.
c/o BeiGene (Beijing) Co., Ltd.
Street:	No. 30 Science Park Road
Zhong-Guan-Cun Life Science Park
Changping District
City:	Beijing
Country:	P.R. China

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

102206
Attn:	[...***...]
Facsimile:	[...***...]
Telephone:	[...***...]

With a copy, which shall not constitute notice, to:

Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attention: [...***...]
Tel: [...***...]
Fax: [...***...]

13.13                 Language.  The official language of this Agreement and between the Parties for all correspondence shall be the English language.

13.14                 Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall apply only to the specific instance and shall not be deemed or construed to be an ongoing or future waiver of such term or condition or of any other term or condition hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.15                 Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

13.16                 No Implied License.  No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by the other Party or its Affiliates.

13.17                 Interpretation.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time.  Unless the context otherwise requires, countries shall include territories.

13.18                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

13.19                 No Third Party Beneficiaries.  Except as set forth in Sections 10.1 and 10.2, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999 of England and Wales or otherwise.

13.20                 No Reliance.  Each Party acknowledges that, in entering into this Agreement (and any document referred to in it), it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.  Nothing herein shall limit a Party’s liability for fraud or fraudulent misrepresentation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

BEIGENE, LTD.		MERCK KGAA

Signature:	/s/ John V. Oyler	Signature:	/s/ Stefan Oschmann

Printed Name: John V. Oyler		Printed Name: Dr. Stefan Oschmann

Title: CEO		Title: General Partner and Member of the Executive Board, Merck KGaA

ppa.

		Signature:	/s/ Jens Eckhardt

Printed Name: Jens Eckhardt

Title: Regional General Counsel

Exhibit 1

[...***... (18 pages omitted)]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

1

Schedule 1.53

[...***... (11 pages omitted)]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

20

Schedule 1.54

Licensor Material:

[...***... (14 pages omitted)]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

31

Schedule 1.55

Licensor Patents:

[...***...]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

45

Schedule 7.4(d)

Country List:

[...***...]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities Exchange Commission.

46

Schedule 8.5(a)

Press Releases

(please see following pages)

47

Merck Serono

MERCK

News Release

Your Contact

Dr. Raphaela Farrenkopf
Phone +49 6151 72-2274

November xy, 2013

Merck Enters into Further Global Co-Development and Commercialization Agreement for PARP Inhibitor with Chinese R&D Company BeiGene

- **New agreement marks the second collaboration between Merck and BeiGene**

Darmstadt, Germany, November XY, 2013 – Merck Serono, the biopharmaceutical division of Merck, today announced that a global licensing, co-development, and commercialization agreement for BeiGene-290 has been signed with BeiGene Co., Ltd., a biotech research and development company in Beijing, China. The compound, which is a potent poly (ADP-ribose) polymerase (PARP) inhibitor for the treatment of cancer, is currently in preclinical development and is expected to enter clinical development next year. This is the second collaboration agreement between the two companies this year.

PARP inhibitors are thought to target an enzyme family, poly (ADP-ribose) polymerase, which is involved in a number of cellular processes, including DNA repair and programmed cell death.

Under the terms of the collaboration, BeiGene will be responsible for the development and commercialization of BeiGene-290 in China, and Merck will be responsible for the development and commercialization of BeiGene-290 for the rest of the world. BeiGene will receive an undisclosed upfront payment and is eligible to receive further payments of up to € 170 million (US$ 232 million) for the achievement of clinical development

Merck KGaA
Frankfurter Strasse 250
64293 Darmstadt
Germany
Hotline +49 (0) 6151 72-5000
www.merckgroup.com

www.merckserono.com

Page 1 of 4
Merck Serono is a division of Merck.

Tel. +49 (0) 6151 72-2274
raphaela.farrenkopf@merckgroup.com

MerckSerono

MERCK

News Release

and potential commercial milestones in both the People's Republic of China and rest of the world, as well as royalties on net sales.

"We are delighted to announce an expansion of our strategic partnership with BeiGene. Today's announcement highlights our commitment both to establishing strong R&D partnerships in China but also to our partner BeiGene, a preeminent Chinese life sciences company focused on discovering and developing innovative oncology drugs," said Dr. Susan Jane Herbert, Head of Global Business Development and Strategy for Merck Serono, the biopharmaceutical division of Merck.

John Oyler, CEO of BeiGene said: "We are very much looking forward to expanding further our collaboration with Merck to include BeiGene-290. This collaboration helps to accelerate the global development and commercialization of this China-discovered oncology innovation, something BeiGene could not have achieved alone. Furthermore this deal and Merck's previous deal with BeiGene to develop the second generation, China-discovered BRAF inhibitor, BGB-283, demonstrate Merck's deep commitment to China and external innovation."

Both companies were recently awarded the 2013 BayHelix-Elsevier Award for Alliance of the Year. This award recognizes a ground-breaking pharmaceutical collaboration agreement involving a Chinese entity—one that is centered on advancing the future of science and pharmaceutical innovation. It is a significant recognition for both organizations, underscoring a shared commitment to establishing strategic partnerships that accelerate the delivery of differentiated new therapies to people living with serious unmet medical needs.

About BeiGene (Beijing), Co., Ltd.

BeiGene is a Chinese novel R&D oncology company focusing on discovering, developing and commercializing innovative oncology therapeutics. With a team of around 150 scientists and staff, its pipeline is comprised of novel oral small molecules and monoclonal antibodies for cancer. BeiGene Ltd. is a Cayman Islands exempted company that is an investor in and collaborator with BeiGene (Beijing), Co. Ltd.

For more information please visit: www.beigene.com.

Page 2 of 4

Merck Serono

MERCK

News Release

About Merck Serono
Merck Serono is the biopharmaceutical division of Merck. With headquarters in Darmstadt, Germany, Merck Serono offers leading brands in 150 countries to help patients with cancer, multiple sclerosis, infertility, endocrine and metabolic disorders as well as cardiovascular diseases. In the United States and Canada, EMD Serono operates as a separately incorporated subsidiary of Merck Serono.

Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. We have an enduring commitment to deliver novel therapies in our core focus areas of neurology, oncology, immuno-oncology and immunology.

For more information, please visit www.merckserono.com.

All Merck Press Releases are distributed by e-mail at the same time they become available on the Merck Website. Please go to www.merckgroup.com/subscribe to register online, change your selection or discontinue this service.

Merck is a leading pharmaceutical, chemical and life science company with total revenues of € 11.2 billion in 2012, a history that began in 1668, and a future shaped by approx. 38,000 employees in 66 countries. Its success is characterized by innovations from entrepreneurial employees. Merck's operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest

Page 3 of 4

DRAFT ONLY

BEIGENE AND MERCK KGAA ENTER INTO FURTHER GLOBAL CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT FOR A SECOND CANCER THERAPY

Beijing: November XY, 2013: BeiGene (Beijing) Co., Ltd. ("BeiGene"), a biotech R&D company in Beijing, and Merck, today announced that they have entered into a deal involving the global licensing, co-development, and commercialization agreement for BeiGene-290. The compound is a potent PARP inhibitor for the treatment of cancer. BeiGene-290, which is currently in preclinical development, was discovered and developed in the People's Republic of China by BeiGene. It is expected to enter clinical development next year.

This is the second collaboration agreement between the two companies this year.

PARP inhibitors are thought to target an enzyme family, Poly (ADP-ribose) polymerase involved in a number of cellular processes including DNA repair and programmed cell death.

Under the terms of the collaboration, BeiGene will be responsible for the development and commercialization of BeiGene-290 in the People's Republic of China and Merck will be responsible for the development and commercialization of BGB-290 for the rest of the world. BeiGene will receive an undisclosed upfront payment and is eligible to receive further payments of up to US$ 232 million for the achievement of clinical development and potential commercial milestones in both the People's Republic of China and rest of the world, as well as up to double digit royalties on net sales.

John Oyler, CEO of BeiGene said: "We are very much looking forward to expanding further our collaboration with Merck to include BeiGene-290. This collaboration helps to accelerate the global development and commercialization of this China-discovered oncology innovation, something BeiGene could not have achieved alone. Furthermore this deal and Merck's previous deal with BeiGene to develop outside of China BeiGene's Second Generation, China-discovered BRAF inhibitor, BGB-283, demonstrate Merck's deep commitment to China and external innovation."

"We are delighted to announce an expansion of our strategic partnership with BeiGene. Today's announcement highlights our commitment both to establishing strong R&D partnerships in China but also to our partner BeiGene, a preeminent Chinese life sciences company focused on discovering and developing innovative oncology drugs," said Dr. Susan Jane Herbert, Head of Global Business Development and Strategy for Merck Serono, the biopharmaceutical division of Merck.

Both companies were recently awarded the 2013 BayHelix-Elsevier Award for Alliance of the Year. This award recognizes a ground-breaking pharmaceutical collaboration agreement involving a Chinese entity—one that is centered on advancing the future of science and pharmaceutical innovation. It is a significant recognition for both organizations, underscoring a shared commitment to establishing strategic partnerships that accelerate the delivery of differentiated new therapies to people living with serious unmet medical needs.

About BeiGene

BeiGene is a Chinese oncology company focusing on discovering, developing and commercializing innovative, best-in-class, globally relevant oncology therapeutics. With a team of 150 scientists and staff, our pipeline is comprised of novel oral small molecules and monoclonal antibodies for cancer. BeiGene Ltd. is a Cayman Islands exempted company that is an investor in and collaborator with BeiGene (Beijing), Co. Ltd. For more information, please visit the company's website at www.beigene.com.